As filed with the Securities and Exchange Commission on July 30, 1999

                                                 Registration File No. 333-67199


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          NORDIC EQUITY PARTNERS CORP.
             (Exact name of registrant as specified in its charter)

                    Delaware                                         5090                             13-3853305
          (State or other jurisdiction                   (Primary Standard Industrial              (I.R.S. Employer
        of incorporation or organization)                 Classification Code Number)             Identification No.)

                              135 West 50th Street
                            New York, New York 10020
                                 (212) 664-1200
                        (Address and telephone number of
                    registrant's principal executive offices)

                                  Bjorn Nysted
                       President & Chief Executive Officer
                          Nordic Equity Partners Corp.
                              135 West 50th Street
                            New York, New York 10020
                                 (212) 664-1200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

            Richard A. Friedman, Esq.                                             Jay M. Kaplowitz, Esq.
         Sichenzia, Ross & Friedman LLP                                         Gersten, Savage, Kaplowitz
              135 West 50th Street                                                   & Fredericks, LLP
            New York, New York 10020                                                101 E. 52nd Street
                 (212) 664-1200                                                New York, New York 10022-6102
               Fax: (212) 664-7329                                                    (212) 752-9700
                                                                                    Fax: (212) 980-5192

                Approximate date of proposed sale to the public:

 As soon as practicable after the effective date of this Registration Statement.


     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. []

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                         CALCULATION OF REGISTRATION FEE

                                                                        Maximum            Maximum
           Title of Each                                               Offering           Aggregate          Amount of
          Class Securities                        Amount Being         Price Per          Offering         Registration
          Being Registered                         Registered         Security(1)         Price(1)              Fee

Common Stock, $.001 par

  value(2)                                           1,417,455           $ 5.00            $ 7,087,275       $2,443.89


Underwriter's Warrants(3)                                    1                --                   10                (4)

Common Stock, $.001

par value(5)                                           141,746           $ 6.00               850,476           293.27


Totals                                                                                      7,937,761        $2,737.16*
                                                                                            =========        =========

* 5,968.57 previously paid.


     (1) Total estimated solely for the purpose of determining the registration fee.


     (2) Includes 232,570 shares of common stock being sold by certain stockholders of Nordic Equity Partners Corp., of which 100,000 shares of common stock are being sold by certain principals of Nordic, and 184,885 shares of common stock subject to sale if the underwriters for the offering purchase the over-allotment option granted to the underwriters.

     (3) Represent warrants to be issued to the underwriters to purchase 123,257 shares of common stock.

     (4) No fee due pursuant to Rule 457(g).




     (5) Represents shares of common stock issuable upon the exercise of the warrants issued to underwriters, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          NORDIC EQUITY PARTNERS CORP.

                              CROSS-REFERENCE SHEET


Form S-1 Item Number and Caption                                                      Captions In Prospectus

 1. Front of Registration Statement and Outside Front Cover of Prospectus

 2. Inside Front and Outside Back Cover Pages
     of Prospectus                                                                    Cover Page, Inside Cover Page,
                                                                                       Outside Back Page

 3. Summary Information and Risk Factors                                              Prospectus Summary, Risk Factors

 4. Use of Proceeds                                                                   Use of Proceeds

 5. Determination of Offering Price                                                   Cover Page, Underwriting

 6. Dilution                                                                          Dilution

 7. Selling Securityholders                                                           Selling Stockholders

 8. Plan of Distribution                                                              Prospectus Summary, Underwriting

 9. Legal Proceedings                                                                 Business

10. Directors, Executive Officers, Promoters and Control Persons                      Management, Principal Stockholders

11.  Security Ownership of Certain Beneficial
       Owners and Management                                                          Principal Stockholders

12. Description of Securities                                                         Description of Securities

13. Interest of Named Experts and Counsel                                             Legal Matters; Experts

14. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities                                                                     Management

15. Organization Within Last Five Years                                               Prospectus Summary, Business



16. Description of Business                                                           Prospectus Summary, Business


17. Management's Discussion and Analysis or Plan
    of Operation                                                                     Management's Discussion and Analysis of
                                                                                     Financial Condition and Results of Operations

18. Description of Property                                                           Business

19. Certain Relationships and Related Transactions

20. Market for Common Equity and Related Shareholder Matters                          Front Cover Page, Description of Securities


21. Executive Compensation                                                            Management


22. Financial Statements                                                              Financial Statements

23. Changes in and Disagreements with Accounts on
      Accounting and Financial Disclosure                                             Change in Auditors


                   SUBJECT TO COMPLETION, DATED JULY 30, 1999

Prospectus
__________, 1999

                          NORDIC EQUITY PARTNERS CORP.

                        1,232,570 Shares of Common Stock
 ------------------------------------------------------------------------------



Nordic Equity Partners Corp.:                               The Offering:

*    NEPC imports and distributes a comprehensive           * NEPC is offering 1,000,000 of the shares and
     range of electronic, electrical and audio                existing stockholders are offering 232,570 shares.
     visual products. We also design, install
     and sell complete, customized conference               * The underwriter has an option to purchase an
     rooms and auditoriums and provide after                  additional 184,885 shares from NEPC to cover
     sale service and maintenance support to                  any over-allotments.
     our customers. All of our business and
     sales are conducted in countries located               * This is our initial public offering and no public
     in the geographic region of Scandinavia,                 market currently exists for our shares.
     including Norway, Sweden and Finland.
                                                            * We plan to use the proceeds from this offering
*    Nordic Equity Partners Corp.                             to repay indebtedness, acquire other businesses,
     135 West 50th Street                                     provide working capital and for other general
     New York, New York 10020                                 corporate purposes.
     (212) 664-1200

*    Proposed Nasdaq SmallCap Market Symbol:
     NEPC



                                                         Per Share                                Total

Public offering price                                    $5.00                               $6,162,850

Underwriting fees                                        $0.50                              $   616,285
Proceeds to NEPC                                         $4.50                               $4,500,000
Proceeds to selling stockholders                         $4.50                               $1,046,565


     This investment involves risk. See "risk factors" beginning on page 9.

     Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is criminal.


     The information in this prospetcus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliting offers to buy these securities in any state where the offer or sale is not permitted.


                             Mason Hill & Co., Inc.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the consolidated financial statements and related notes, in order to understand our business and this offering fully.

     References in this prospectus to "NEPC," "We," "Our," and "Us," refer to Nordic Equity Partners Corp., a Delaware corporation, together with its subsidiary and their predecessors. All information in this prospectus has been adjusted to reflect an approximate 1.473-for-one stock split of the common stock effected in November 1998. Unless otherwise stated, all financial information is presented in U.S. Dollars (US$).

                                   THE COMPANY

Our Business

     We import and distribute a comprehensive range of electronic, electrical and audio visual products. Currently, our products are distributed to over 1,000 customers located throughout the Scandinavian region, including Norway, Sweden and Finland. These products include the following:

     Electronics Products. We purchase and resell a large variety of electronics
products,   including  components,   telecommunication  and  data  communication
equipment, as well as recording studio and communication equipment.

     Electrical Products. We import and distribute a large variety of electrical products. The electrical products we sell may be generally divided into the following areas:

         *        explosion prevention/electrical containment equipment
         *        heavy-duty lighting equipment
         *        passive and active fire protection equipment
         *        tools and materials for electrical installations

     Audio Visual Products. We sell a number of products in the audio visual industry. The audio visual products we distribute include:

         * audio equipment, such as, AV cassette recorders, microphones, sound systems and cassettes
         * overhead projectors and accessories, such as projection screens, portable and fixed video projectors and data interface equipment
         * conference room and auditorium furniture and related equipment and light-dimming systems

     We also design, install and sell complete, customized conference rooms and auditoriums and provide after-sale consulting services and maintenance support to our clients regarding previously-constructed conference rooms and auditoriums.

Our Marketing, Sales and Distribution

     Our customers include retailers, end users and wholesalers in the electronic, electrical and audio visual industries. Our sales and marketing efforts are aimed at identifying and servicing the specific needs of each of these groups through the following:

         *        our own internal sales force
         * exhibitions at international and regional trade shows in Norway and Sweden
         *        our own showrooms in our Oslo and Stockholm facilities

 Growth Strategy

     We are attempting to become a leading Scandinavian distributor of electronic, electrical and audio visual products. To achieve this objective, we intend to expand our operations through acquisitions and expansion of our product lines. Our acquisition strategy is aimed at acquiring businesses or assets that complement our existing business. In particular, we intend to seek acquisition candidates that have either:

         * established agency and distribution agreements with third parties; or
         * products in niche areas which our business is not presently engaged or which are complementary to our existing products.

     We will also seek to enter into new agency and distribution agreements to expand the products we offer. The expanded product lines will provide our established sales force with additional products to market to our existing customers, as well as an opportunity to expand our current customer base.

     We may consider investment opportunities in other high-tech businesses. Diversifying our business operations in this manner may help limit cyclical business risks inherent in our industry. Our focus will be primarily on businesses that we believe have significant growth potential.

Aspects effecting our financial statements

     Until December 15 1998 we operated in the machine tool business in addition to our present area. Due to insufficient economic results in the machine tool company, we decided to leave this rather small, but expensive part of our operations. With only the high-tech industry segment to focus on we obtained a healthier structure. However, before this sale we had to depreciate the total book value of the company as well as record an operating loss. In sum this discontinued entity generated the total loss of NEPC in 1998. (See "Selected Financial Information, discontinued operations").

     Expenses connected to the pursuit of the public offering in the United States have reduced our net income for the last years due to multiple delays in the process. These expenses peaked last year. The delays have led to insufficient supply of funds and to a large extent prevented us from following our intended growth strategy.

     From 1996 to 1998 the average exchange rate from Norwegian currency to US dollars increased by 16.8%. This has led to a proportional reduction of our sales measured in US dollars hiding our growth in this period. (See "Management's Discussion and Analysis").


Our Offices

     Our executive offices in the United States are located at 135 West 50th Street, 20th Floor, New York, New York 10020 and our telephone number at that address is (212) 664-1200.

                                  THE OFFERING


Securities Offered:


By NEPC                            1,000,000 shares

By the Selling Stockholders          232,570 shares



Common Stock Outstanding Before

Offering                           2,785,270 shares



Common Stock Outstanding After




Offering                           3,785,270 shares


Use of Proceeds

                                   We intend to use the offering proceeds for repaying
                                   indebtedness, acquiring other businesses, providing working capital and other general corporate purposes


Risk Factors

                                   Investing in these securities involves a high degree of
                                   risk and immediate substantial dilution of your investment.
                                   As an investor, you should be able to bear a complete loss of your investment. See "Risk Factors" and "Dilution" for a more detailed discussion


Proposed NASDAQ Symbol:            NEPC


     The 3,785,270 shares of common stock to be outstanding after this offering is based on the 2,785,270 shares of common stock outstanding prior to the offering, 1,000,000 shares of common stock being sold by us in this offering and 232,570 shares of common stock being sold by the selling shareholders. The shares of common stock to be outstanding after this offering excludes:

     * 184,885 shares of common stock subject to the underwriters' over-allotment option;
     * 100,000 shares of common stock issuable upon the exercise of the underwriters' warrants; and
     * 250,000 shares of common stock reserved for issuance pursuant to our 1998 Stock Option Plan.

     The proposed trading symbol does not imply that a liquid and active market will be developed or sustained for the securities upon completion of this offering.

                             SUMMARY FINANCIAL DATA

     The summary financial data set forth below for the years ended December 31, 1996, 1997 and 1998 is derived from and should be read in conjunction with NEPC's consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The summary financial data set forth below for the years ended December 31, 1994 and 1995 is derived from NEPC's consolidated financial statements. The summary financial data set forth below for the interim periods ended March 31, 1999 and 1998 has been prepared from NEPC's books and records and reflects, in management's opinion, all adjustments necessary for a fair presentation of the financial position, results of operations, and changes in NEPC's financial position, as at the periods indicated therein. Results for interim periods are not audited , nor necessarily indicative of results which can be expected for the entire year.

Consolidated Statement of Operations Data:



                                                  Years Ended December 31,                            Three Months Ended March 31,

                                             1994     1995          1996          1997         1998            1998    1999
                                             ----     ----          ----          ----         ----            ----    ----

                                               (in thousands, except for per share amounts)


Net sales ...................................3,209    21,306        22,042        21,665        22,139         5,031    5,898
Cost of goods sold ..........................1,879    12,866        13,403        13,076        13,104         2,861    3,411
Total operating expenses ....................1,206     7,973         8,131         8,248         8,431         1,983    2,359
Income from operations ......................  124       467           508           341           604           187      128
Income (loss) from continuing operations ....   65       (29)          (87)         (113)           15            27       (9)
Income (loss) from discontinued
 operations
Loss from disposal of discontinued ..........  232       247           210           (41)         (275)           (9)       --
Net income (loss) ...........................  297       218           123          (154)         (985)           18        (9)
Basic and diluted earnings per share, total .  1.29     33.62         0.05          (0.05)        (0.36)         0.01    0.00
Weighted average number of shares outstanding
                                             6,485      229,240      2,707,895    2,800,000     2,797,545    2,800,000   2,785,270




Consolidated Balance Sheet Data:





                                                     December 31,                                 Three Months Ended March 31,

                                              1996          1997         1998                             1999           1999
                                              ----          ----         ----                             ----           ----
                                                    (In thousands)                                  Actual     As Adjusted(1)

Working capital(2)                               1.191         1,554         295                               253           3,528
Total assets                                    11,357        11,290       9,780                            10,041          12,300
Long-term
  liabilities                                      379         1,163         680                               617             142
Total liabilities                                7,600         8,160       7,738                             8,061           6,570
Total shareholders'
  equity                                         3,757         3,130       2,042                             1,980           5,730



     (1) As adjusted to reflect the issuance of the 1,000,000 shares of Common stock offered by NEPC and the application of the net proceeds therefrom.


     (2) Working capital represents current assets less current liabilities.

                                  RISK FACTORS


     You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares of common stock offered hereby. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also impair our business operations.

     This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus. We believe that our forward looking statements are within the meaning of the safe harbor provided by the Securities Exchange Act of 1934, as amended.

     The Concentration of Our Product Market in the Scandinavian Region and Dependence on Foreign Manufacturing May Adversely Affect our Business

     Our principal operations are highly concentrated in Norway, Sweden and Finland and all of our revenues are derived from activities in these countries. Further, a substantial portion of the products we distribute are manufactured outside of Scandinavia. Since we operate in more than one country and we rely on foreign manufacturing, we are subject to a number of risks, including:

         *        differences in, or changes in, legal and social conditions;
         *        differences in regulatory requirements in various countries;
         *        potentially adverse tax consequences;
         *        transportation delays and interruptions;
         *        political and economic instability;
         *        technology export and import restrictions or prohibitions;
         *        fluctuations in currency exchange rates;
         *        imposition tariffs and import/export controls;
         *        changes in governmental policies;
         *        language and cultural barriers; and
         * seasonal reductions in business activity during the summer months in Europe.

     If we fail to successfully address these potential risks, our business, financial condition and results of operations may be materially and adversely affected.

Our Business May Be Adversely Affected by the Interruption or Termination of Arrangements with Third Party Manufacturers and Suppliers

     We do not own or operate any manufacturing or production facilities. Rather, we depend on third party manufacturers and suppliers for the electrical, electronic or audio visual products that we distribute. Typically, we have exclusive agreements with such manufacturers and suppliers. However, these companies may terminate their relationships with us at any time. The loss of business from a number of manufacturers and suppliers could result in the inability to meet customer demands or satisfy sales order. Such loss may also limit the products available to our customers. In this event, our operations could be materially and adversely affected.

Fluctuations in Foreign Currency Exchange Rates May Affect the Price for Our Products

     Our sales are invoiced primarily in the Norwegian Krone, the Swedish Krone and the Finish Mark. A decreasing exchange value may make the purchase of our products from foreign manufacturers more expensive. Moreover, translation of such currencies into U.S. dollars for determining our financial statements could adversely affect our results of operations. There can be no assurances that we will be able to forecast and adjust to a rapid fluctuation in the international currency market.

Our Product Markets Are Highly Competitive

     We compete in product markets that are extremely competitive and sensitive to changing consumer preferences and demands. We believe that competition will continue to intensify over the next several years as a result of increased competition from abroad in our product market. Many of our competitors are substantially larger and have substantially greater financial, employee and marketing resources. As a result, these competitors, as well as their products, are more widely recognized by the public which may give them a competitive advantage in the market. Moreover, these competitors have the ability to develop and market products at a more competitive price than our products.

     Our competitors in the sale of electrical, electronic and audio visual products include Hawke, Ltd. (England), Group Schneider, Ltd. (France), Wandel & Golterman GmbH (Germany), Asea Brown Bowery AS (Norway) and Audio Grafisk AS (Norway). No assurances can be given that the Company will be able to compete in its respective markets. If we are unable to compete successfully against our competitors, our business, financial condition and results of operation will be adversely affected.

Our Acquisition Strategy May Be Unsuccessful

     Our growth strategy includes the acquisition of outside business entities. Although we currently have not identified any specific acquisition targets, we intend to seek acquisition candidates with business operations and/or assets which complement our business or other high-tech/service related businesses. Such investments or acquisitions are subject to the following risks:

* We may not be able to identify suitable investment or acquisition candidates.

* If the purchase price for an acquisition consists of cash, we may need to use all or a portion of our available cash including proceeds from this offering.

* If we do identify suitable candidates, we may not be able to obtain financing for such acquisitions on satisfactory terms.

* Acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

* The process of integrating acquired businesses into our own operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management's attention.

* We may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

*        We may be required to incur additional debt.

* We may be required to issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

* There can be no assurance that competition for acquisition candidates will not escalate. This increase in competition could result in greater acquisition costs.

Additional Financing May Be Necessary for Business Expansion

     A large portion of the offering proceeds will be used to acquire companies with related and complementary business operations. No assurance can be given that the funds allocated for acquisitions will be sufficient to complete any acquisition proposed. Nor can any assurance be given that, if necessary, we will be able to obtain additional financing to complete such acquisition on acceptable terms or at all. If necessary, we may attempt to finance future acquisitions through equity financing, which may dilute our shareholders' shares, or through the incurrence of additional indebtedness. In the event that we are unable to obtain additional financing, we will not be able to achieve all of our growth and expansion plans.

Our Management Has Broad Discretion in the Use of the Offering Proceeds Which Increases the Risk That the Proceeds Will Not Be Applied Effectively

     Approximately 57.1% of the net proceeds of this offering will be applied to acquisitions and working capital. Accordingly, management will have broad discretion over how to spend the proceeds of this offering. Accordingly, we may spend the proceeds from this offering in ways which the stockholders may not agree.

Management Has Considerable Control Over Management of NEPC as a Result of Their Substantial Stock Ownership

     Following this offering, our management will beneficially own approximately 59.7% of the outstanding common stock. Accordingly, management will have the power to elect a majority of the directors, appoint management and approve certain actions requiring the approval of a majority of the stockholders.

Anti-Takeover Provisions May Inhibit Change of Control

     Our Certificate of Incorporation allows us to issue preferred stock without stockholder approval. Such issuances could make it more difficult for a third party to acquire control of NEPC, even if such a change in control would be beneficial to stockholders.

Future Sales of Our Common Stock by Our Stockholders Could Have Adverse Effects

     The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market after this offering, or the perception that these sales may occur. These sales might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     We currently have 2,785,270 shares of common stock outstanding that are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Following the sale of 1,000,000 by NEPC and 232,570 shares by the selling stockholders, we will have issued and outstanding 3,785,270 shares of our common stock, of which 2,552,700 will be "restricted securities".

     In general, under Rule 144, a person who has satisfied a two-year holding period may, under certain circumstances, sell within any three month period a number of shares of common stock that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in such shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity or other limitation by a person who is not an affiliate of the company and who has satisfied a three-year holding period. Any substantial sale of restricted securities under Rule 144 could have a significant adverse effect on the market price of our securities.

     All of our stockholders, on the date hereof, have agreed not to publicly sell, for a period of two (2) years from the date of this prospectus, any shares of our common stock without the prior written consent of Mason Hill. Mason Hill's decision whether to release such individuals from their lock-ups will be dependent upon market conditions, including the price and volume for our securities, as well as the need to maintain orderly market conditions.

The Book Value of the Shares Purchased in this Offering will Immediately be Substantially Diluted

     The initial public offering price per share exceeds the net tangible book value per share. Accordingly, the investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share, estimated at approximately 75%, or $3.75, per share.

We Do Not Expect to Pay Any Dividends on Our Common Stock in the
Foreseeable Future

     The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. To date, no dividends have been declared or paid on the common stock, and we do not intend to declare any dividends in the foreseeable future. It is currently anticipated that earnings, if any, will be used to develop and finance our proposed business operations.

The Lead Underwriter Has Limited Experience in Managing Public Offering Underwritings.

     The representative of the several underwriters, Mason Hill & Co, Inc., has limited experience as a lead managing underwriter of public offerings. Although Mason Hill has acted as a placement agent in private offerings and has participated as a member of the underwriting syndicate or as a selected dealer in public offerings, it only has acted as the lead managing underwriter in three prior public offerings and has co-managed two other public offerings. Mason Hill's lack of experience could adversely affect the offering and the subsequent development of a liquid public trading market in NEPC's securities.

There is Currently No Public Market for Our Common Stock and the Offering Price of Our Securities is Arbitrary

     Prior to this offering, there has been no sustained public market for our common stock. We do not know the extent to which investor interest in NEPC will lead to development of a trading market or how liquid that market might be. The initial public offering price of the common stock was arbitrarily determined through negotiations between NEPC and Mason Hill. The offering price does not necessarily bear any relationship to our assets, book value, results of operations, or any other generally accepted indicia of value. Investors may not be able to resell their shares of common stock at or above the initial public offering price.

It May Be Difficult to Resell Our Securities If We Are Not Approved for Listing on the Nasdaq Market

     If our common stock is not listed on Nasdaq and/or the Boston Stock Exchange, it may become subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell shares of our common stock in the secondary market.

Our Securities May Be Delisted from the Nasdaq Market If We Fail to Comply with Nasdaq Maintenance Requirements

     We have applied for listing of the common stock on NASDAQ upon the effective date. The Commission has approved rules for imposing criteria for listing of securities on NASDAQ, including standards for maintenance of such listing. If we are unable to satisfy NASDAQ maintenance criteria for listing in the future, our securities may be delisted from NASDAQ. In such event, trading, if any, in our securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board. As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of our securities.

The Market for Our Common Stock May Suffer in the Event It is Delisted from the Nasdaq SmallCap Market and is deemed "Penny Stock"

     If our common stock were delisted from The Nasdaq SmallCap Market, our common stock may be subject to the SEC's penny stock rules which impose additional restrictions on sales of securities subject to these rules. The Commission defines a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions do not apply if the security is listed on The Nasdaq SmallCap Market or the Boston Stock Exchange. A listed company is also required, under the rules, to provide certain price and volume information on a current and continuing basis, or meet required minimum net tangible assets or average revenue criteria. Under the penny stock rules, any broker that sells such securities must make a special determination as to the suitability of the purchaser, and must have received the purchaser's written consent to the transaction prior to the sale. As a result, delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell our common stock, as well as the ability of purchasers in this offering to resell their shares in the secondary market.

Exercise of the Underwriters' Warrants Could Have an Adverse Affect on the
Value of Our Outstanding Securities, and the Underwriters' Registration Rights Could Result in Substantial Expenses to NEPC

     In connection with this offering, we have agreed to sell to the underwriters' warrants which entitle the underwriters to purchase up to 123,257 shares of common stock. The exercise of the underwriters' warrants may have the following consequences:

         *        inability of NEPC to obtain additional equity capital; and
         * adversely affect the market price of the common stock if the common stock issuable upon the exercise of the underwriters' warrants is sold in the public market.

     The underwriters have been granted certain "piggyback" and demand registration rights for a period of five years from the Effective Date with respect to the registration under the Securities Act of the securities issuable upon exercise of the underwriters' warrants. The exercise of such rights could result in substantial expense to NEPC. See "Underwriting" for a more detailed discussion of the underwriters' warrants and other compensation.

Year 2000 Problems May Disrupt Our Business

     Recently, national attention has focused on the potential problems and costs resulting from computer programs being written using two digits rather than four to define the year. After December 31, 1999, many computer systems used today may be unable to operate properly because it will recognize the date as the year 1900 rather than the year 2000. We have been assessing this Year 2000 issue as it relates to our business. Because we are dependent on third party vendors, our review covers both our own computer systems and the computer systems of our third party vendors and manufacturers. Failures and interruptions, if any, resulting from the inability of our computing systems or those of third party vendors to recognize the Year 2000 could have a material adverse effect on our results of operations. For example, we may be unable to process sales transactions, send invoices or engage in any similar normal business activity. Although we may incur substantial costs in correcting Year 2000 issues, such costs are uncertain and cannot be estimated at this time.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     Nordic Equity Partners Corp. has filed with the Washington, D.C. office of the Securities and Exchange Commission a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the company and this offering, reference is made to the registration statement, including the exhibits filed therewith. Statements contained in the prospectus as to the contents of any contract or other document are not necessarily complete and reference is made to each such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     NEPC is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Reports and other information filed by NEPC can be inspected, without charge, at prescribed rates from the Commission at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following Regional Offices of the Commission, at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or at Northeast Regional Office, 7 World Trade Center, New York, New York 10048. Information regarding the operation of the Commission's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The Commission maintains a World Wide Website that contains reports, proxies and information statements and other information regarding issuers that file electronically with the Commission. The Commission's World Wide Website is located at http://www.sec.gov.

     NEPC intends to distribute to its stockholders annual reports, containing financial statements audited and reported upon by its independent public accountants after the close of each fiscal year, and will make such other periodic reports as the NEPC may determine to be appropriate or as may be required by law. NEPC's fiscal year ends December 31st of each year.


                        ENFORCEMENT OF CIVIL LIABILITIES

     Nordic Equity Partners Corp. was incorporated in the State of Delaware. However, all of our directors and officers reside outside the United States in Sweden and Norway and substantially all of our assets and those of our directors and officers are located outside the United States. Service of process may be effected upon the company through our American counsel, Sichenzia, Ross & Friedman LLP, in New York. However, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors. Moreover, it may not be possible to enforce any judgments obtained against the company or such persons in the United States courts predicated upon the civil liability provisions of the federal securities laws or other laws of the United States or any state thereof in jurisdictions outside the United States.

     NEPC has been advised by its Norwegian counsel,  Komnaes, Huser & Co., that
(1)there is no treaty between Sweden and the United States or between Norway and the United States obligating Swedish and Norwegian courts to enforce judgments of the United States obtained in actions against the company and/or our officers and directors predicated upon the civil liabilities provisions of the federal securities laws, and (2) in original actions brought in courts in jurisdictions located outside the United States, there is doubt as to the enforceability of liabilities predicated upon the civil liability provisions of the U.S. securities laws. Swedish and Norwegian courts, in original actions to enforce liabilities against such persons predicated solely upon the federal securities laws would apply the "Lex loci delicti-principle" pursuant to which the law of the country in which damage has been done will be applied by Swedish and Norwegian courts. This principle is complemented by the "Irma Mignon-formula" pursuant to which the court shall apply the law of the country to which the issue in question has the closest connection. It is the opinion of our Swedish and Norwegian counsel that both the "Lex loci delicti-principle" and the "Irma Mignon-formula" will most likely lead to the use of United States laws by Swedish and Norwegian Courts in a situation where a Swedish and Norwegian officer/director of a company located in the United States has caused damage to such company. It is, however, not possible, with absolute certainty, to predict the courts decision on this choice of law issue. Swedish and Norwegian counsel consider the risks of a possible adverse court determination to be considerably less than 50%.

                                 USE OF PROCEEDS

     The net proceeds from the sale the securities offered hereby are estimated to be approximately $3,750,000 ($4,554,249.75) if the underwriters' over-allotment option is exercised in full) after deducting underwriting commissions and discounts and other expenses of the offering. We expect to use the net proceeds approximately as follows:

                                                                                     Approximate
   Application of                                            Approximate             Percentage of
    Net Proceeds                                            Dollar Amount            Net Proceeds

Repayment of Notes                                          $ 757,550                     20.2%
Repayment of Indebtedness                                     850,000                     22.7%
Acquisitions                                                2,000,000                     53.3%
Working Capital                                               142,450                      3.8%
                                                            ---------                     -----
Total                                                       $3,750,000                   100.0%
                                                            =========                     =====


     We believe that the net proceeds from the sale of the common stock in this offering will be sufficient to fund our operations for at least one year following the completion of this offering.

     We intend to use a portion of the proceeds from this offering to repay certain loans which were made to us by our subsidiary, Nortelco AS and by Mr. Goran Haggqvist for the purpose of financing repayment of portions of the notes, paying interest on the notes and paying certain other costs in connection with this offering.

     The notes which are payable to unaffiliated third parties were originally payable on the earlier of the closing of this offering or February 15, 1998. The holders of the notes have agreed to extend the due date on the notes to the earlier of the closing of this offering or September 15, 1999. $142,500 of the principal amount of the notes, together with accrued interest thereon, were repaid in November 1998. An additional $45,000 of the principal amount of the notes was repaid between January 1999 and April 1999. We have paid all accrued interest on the remaining outstanding notes through April 15, 1999. The remaining principal amount of the notes of $738,750 bears interest at the rate of 10% per annum. Had the notes been repaid on July 15, 1999, the total amount of interest to be paid to the holders of the notes would have been approximately $18,800. The proceeds of the loans were used for corporate and general working capital purposes, including the costs incurred in connection with a previously withdrawn proposed public offering.

     NEPC intends to use approximately $2,000,000 of the proceeds from this offering to pursue acquisition of entities with related and complementary business operations and/or assets. Also, we may consider investment opportunities in other high-tech businesses. Diversifying our business operations in this manner may help limit cyclical business risks inherent in our industry. The amount of funds required for any proposed acquisition will depend upon the nature, size and structure of such acquisition. No assurance can be given that the funds allocated for acquisitions will be sufficient to complete any acquisition proposed. In the event that NEPC requires additional funds for any proposed acquisition, NEPC may be dependent upon its ability to obtain additional financing to complete such acquisition. No assurance can be given that, if necessary, we will be able to obtain additional financing to complete such acquisition on acceptable terms, if at all. If necessary, NEPC may attempt to finance future acquisitions through equity financing, which may dilute its shareholder's shares, or through the incurrence of additional indebtedness. We believe that, following the disposition of Storebro Machine AB, a former subsidiary sold in December 1998, we will have sufficient revenues from operations to fund transactions necessary to obtain additional financing for an acquisition. However, there can be no assurance that our revenues will be sufficient to obtain such acquisition financing.

     The foregoing represents NEPC's current estimate of the allocation of the net proceeds of the offering based upon certain assumptions relating to NEPC's business. Future events, including changes in economic conditions, regulatory or competitive conditions, and the success or lack thereof of NEPC's businesses, may make shifts in the allocation of funds necessary or desirable. There can be no assurance that NEPC's estimates will prove to be accurate or that unforeseen expenses will not be incurred

     NEPC anticipates, based on its currently proposed plans and assumptions relating to its operations, that the proceeds of this offering, together with projected cash flow from operations and available cash resources, will be sufficient to satisfy our contemplated cash requirements for at least twelve
(12) months following the consummation of this offering. In the event that our plans change, its assumptions change or prove to be inaccurate, or if the proceeds of this offering or cash flow otherwise prove to be insufficient to fund operations (due to unanticipated expenses, problems, difficulties or otherwise), we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or may be required to seek additional financing sooner than currently anticipated or curtail its expansion activities. There can be no assurance that additional financing will be available on commercially reasonable terms, or at all.

     Proceeds not immediately required for the purposes described above will be invested principally in short-term bank certificates of deposit, short-term securities, United States Government obligations, money market instruments or other interest-bearing investments.

                                    DILUTION

         The difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of NEPC (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

         At March 31, 1999, NEPC's tangible assets exceeded its liabilities by approximately $976,000 and accordingly NEPC's common stock had a net tangible book value of approximately $.35 per share. After giving effect to the receipt of the net proceeds from the sale of the common stock offered hereby at an initial public offering price of $5.00 per share of common stock (less underwriting discount and offering expenses) the pro forma net tangible book value of NEPC at March 31, 1999 would have been approximately $4,726,00 or $1.25 per share, representing an immediate increase in net tangible book value of $.90 per share to the existing stockholders and an immediate dilution of $3.75 per share (75%) to new investors. The following table illustrates dilution to new investors on a per share basis:

Initial public offering price                                              $5.00
Net tangible book value per share before this Offering(1)        $0.35
Increase per share attributable to new investors                  0.90
Pro forma net tangible book value per share after
this Offering                                                               1.25
                                                                          ------
Dilution per share to new investors(2)                                     $3.75
                                                                          ======

     (1) Net tangible book value per share is determined by dividing NEPC's net tangible book value (total assets less intangible assets and total liabilities) at March 31, 1998 by the number of shares of common stock then outstanding.

     (2) Dilution per share is determined by subtracting pro forma net tangible book value per share after the Offering from the initial public offering price per share. The foregoing table also assumes no exercise of the underwriters' warrant or options to purchase 250,000 shares of common stock to be granted pursuant to NEPC's Stock Option Plan.

     In the event the underwriters exercise the over-allotment option in full, the pro forma net tangible book value per share would be approximately $5,530,000 which would result in dilution to new investors of $3.61 per share.

     The following table sets forth on a pro forma basis as of March 31, 1999 the respective positions of NEPC's existing stockholders and new investors with respect to the number of shares of common stock purchased from NEPC, the total cash consideration paid and the average price per share paid by the existing stockholders and by the new investors with respect to the 1,000,000 shares of common stock to be issued by NEPC at an initial public offering price of $5.00 per share.


                      Shares                 Percentage            Aggregate          Percentage         Average Price
                      Purchased(1)           of Total Shares       Consideration      Of Total           per Share
                                                                                      Consideration

Existing Shareholders
                      2,785,270              73.6%                  $2,211,800         30.7%              $0.79

New Investors........ 1,000,000              26.4%                  $5,000,000         69.3%              $5.00
                      ---------             ------                  ----------         -----

Total................ 3,785,270             100.0%                  $7,211,800         100.0%
                      ==========            ======                  ==========         ======



     (1) This information does not reflect 250,000 Shares that may be issued under NEPC's Stock Option Plan.

                                 DIVIDEND POLICY

     To date, NEPC has paid no dividends on any shares of its common stock and NEPC's Board of Directors has no present intention of paying any dividends on its common stock in the foreseeable future, as it intends to use its earnings, if any, to generate increased growth. The payment by NEPC of dividends in the future, if any, rests solely within the discretion of the Board of Directors and will depend upon, among other things, NEPC's earnings, capital requirements and financial condition, as well as other factors deemed relevant by NEPC's Board of Directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may also limit NEPC's ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth: (1) the actual capitalization of NEPC as of March 31, 1999, and (2) as of March 31, 1999 as adjusted to give effect to the sale, by NEPC, of 1,000,000 shares of common stock at initial public offering price of $5.00 per share and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto appearing elsewhere in this prospectus.

                                                                                               March 31, 1999

                                                                                          Actual        As Adjusted (1)

         Long-term debt(2)                                                                 686                   -
         Shareholders equity:
         Common stock, $.001 par value; 24,000,000 shares authorized;  2,785,270 shares  issued  and  outstanding  as of March  31,  1999  (actual);
             3,785,270 shares issued and
             outstanding as adjusted                                                        3                    4
         Capital in excess of par value                                                   3,330                7,079
         Retained earnings (accumulated deficit)                                          (896)                (896)
         Other comprehensive income                                                       (457)                (457)
                                                                                          -----                -----
             Total shareholders' equity                                                   1,980                5,730
                                                                                          =====                =====
          Total capitalization                                                            2,666                5,730
                                                                                          =====                =====

     (1) The adjusted column reflects the changes that will occur upon completion of this offering.

     (2) Includes current portion.

                              MARKET FOR SECURITIES

     There is presently no established public trading market for NEPC's common stock. Present management is unaware of any active trading in NEPC's common stock within the last five (5) years.

     The approximate number of record holders of NEPC's common stock as of July 1, 1999 was approximately 630.

                         SELECTED FINANCIAL INFORMATION

     The selected financial information set forth below for the years ended December 31, 1996, 1997 and 1998 is derived from and should be read in conjunction with NEPC's consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Conditions and Results of Operations." The selected financial information set forth below for the years ended December 31, 1994 and 1995 is derived from NEPC's consolidated financial statements. The selected financial information set forth below for the interim periods ended March 31, 1999 and 1998 has been prepared from NEPC's books and records and reflects, in management's opinion, all adjustments necessary for a fair presentation of the financial position, results of operations, and changes in NEPC's financial position, as at the periods indicated therein. Results for interim periods are not audited, nor necessarily indicative of results which can be expected for the entire year.

Consolidated Statement of Operations Data:

                                                               Years Ended December 31,                 Three Months Ended March 31,

                                       1994           1995          1996         1997           1998          1998           1999
                                           (In thousands, except for per share amounts)


Net sales ..............................3,209        21,306        22,042        21,665        22,139         5,031         5,898
Cost of goods sold .....................1,879        12,866        13,403        13,076        13,104         2,861         3,411
                                        ---------    ----------    ----------    ----------    ----------    ----------    ---------
Gross profit ...........................1,330         8,440         8,639         8,589         9,035         2,170         2,487

Sales and marketing expenses ...........  473         2,819         2,525         2,984         2,675           586           911
General and administrative expenses ....  715         4,913         5,408         5,032         5,532         1,346         1,394
Amortization of agency and
        distribution rights ............   18           241           198           232           224            53            58
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------
Income from operations .................  124           467           508           341           604           187           128
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------

Interest income ........................    2            33            24            19            37             8             8
Interest expenses ......................  (50)         (514)         (465)         (362)         (368)          (98)          (88)
Net foreign exchange (losses)
      Gains ............................   (8)           74            42             4           (14)         --               5
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------
Income from continuing operations
before taxes
                                           68            60           109            (2)          259            97            53
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------
Current income taxes
Deferred income taxes ..................    3            60           221           116           268            70            62
Total taxes ............................ --              29           (25)           (1)          (24)         --            --
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------
Income (loss) from continuing ..........    3            89           196           115           244            70            62
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------
      Operations
                                           65           (29)          (87)         (113)           15            27            (9)
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------
Discontinued operations:
Income loss from discontinued operations
Loss from disposal of ..................  232           247           210           (41)         (275)           (9)         --
     discontinued  operations
Net income (loss) ......................   --            --            --            --            (725)         --            --
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------
                                          297           218           123          (154)         (985)           18            (9)
                                        ==========    ==========    ==========    ==========    ==========    ==========    ========
Earnings per share
Basic and diluted, continuing operations:
Basic and diluted, discontinued ........    0.28         (4.47)        (0.03)        (0.04)        (0.00)         0.01          0.00
     operations:
Basic and diluted, total ...............    1.01         38.09          0.08         (0.01)        (0.36)         0.00          --
                                        ----------    ----------    ----------    ----------    ----------    ----------    --------
                                            1.29         33.62          0.05         (0.05)        (0.36)         0.01          0.00
                                        ==========    ==========    ==========    ==========    ==========    ==========    ========
Weighted average number of
shares outstanding
                                           6,485       229,240     2,707,895     2,800,000     2,797,545     2,800,000     2,785,270


Consolidated Balance Sheet Data:

                                                December 31,                                          March 31,

                                 1996                1997              1998                              1999
                                  (In thousands, except for per share amounts)


Working capital (1)                       1191            1,554              295                          253
Total assets                            11,357           11,290            9,780                       10,041
Long-term
  liabilities                              379            1,163              680                          617
Total liabilities                        7,600            8,160            7,738                        8,061
Total shareholders'
  equity                                 3,757            3,132            2,042                         1980

--------------
(1) Working capital represents current assets less current liabilities.

                           FORWARD-LOOKING STATEMENTS

     The  statements  contained in this  prospectus  that are not historical are forward-looking statements, including statements regarding our expectations, intentions, beliefs or strategies regarding the future. Forward looking statements include statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward looking statements included in this prospectus are based on information available to us on the date hereof and we assume no obligation to update any such forward looking statements. It is important to note that our actual results could differ materially from those in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in the risks discussed in the " Risk Factors" section included in this prospectus at page 9.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF CONTINUING OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this prospectus. The discussion is based upon such financial statements which have been prepared in accordance with U.S. Generally Accepted Accounting Principles and are presented in United States dollars ($).

Results of Continuing Operations

                                                              For Twelve Months
                                                              Ended December 31,
                                                           1998     1997      1996
                                                          -----    ------    ------
Net sales ...........................................     100.0%   100.0%    100.0%
Cost of goods sold ..................................      59.2%    60.4%     60.8%
                                                           -----    -----     -----
Gross profit ........................................      40.8%    39.6%     39.2%
Operating expenses:
 Selling, general and administrative ................      38.1%    38.1%     36.9%
 Interest ...........................................       1.6%     1.6%      1.8%
Income (loss) from continuing operations before taxes       1.1%     0.0%      0.5%
Net income/(loss) ...................................       0.0%    (0.5%)    (0.4%)



                                                              For Three Months
                                                               Ended March 31,
                                                         ---------------------------
                                                             1999      1998
                                                           --------  ---------
Net sales .............................................     100.0%    100.0%
Cost of goods sold ....................................      57.8%     56.9%
Gross profit ..........................................      42.2%     43.1%
Operating expenses: Selling, general and administrative      40.0%     39.4%
 Interest .............................................       1.3%      1.8%
Income (loss) from continuing operations before taxes .       0.9%      1.9%
Net income/(loss) .....................................      (0.2%)     0.5%


       Expressions used in the comparison of results

     Net Sales

     Net sales is based on revenues derived from sale of our electrical, electronic and audiovisual components and products. Additionally, we generate sales from complete project deliveries of conference rooms, including construction and assembly, as well as from maintenance agreements and repairs. Discounts are deducted from net sales.

     Gross Profit

     Gross profit is net sales less costs of goods sold. This will vary in relation to sales generated, discounts granted and the prices on the products we buy. In connection with large project deliveries, gross profit will vary depending on product mix.

     Sales and Marketing Expenses

     Sales and marketing expenses are primarily related to our participation in exhibitions, printing of customer literature, advertising, in-house demonstrations and facilities rental. These expenses will vary with market development, the introduction of new products and management priorities.

     General and Administrative Expenses

     General and administrative expenses include payroll, information technology expenses, and management. Due to our growth strategy, we expect expenses associated with payroll and staff training to increase as we will need more personnel to create and sustain growth.

     Other Income and Expenses

     Interest Income (Expenses)

     Interest income is generated on our overdue receivables and is likely to vary according to the sales volume, the interest we charge and the payment terms used. Interest expenses are based on our loans and the market interest rate.

     Foreign Exchange Gains (and Losses)

     Since we are importing products from other countries we are affected by currency fluctuations and gains/losses connected to this. Foreign exchange gains and losses resulting from the settlement of amounts payable denominated in a currency other than the currencies in which the operations are primarily conducted are charged or credited to other financial expenses or income.

     Net Income (Loss) From Continuing Operations

     Based on our sales volume less our expenses we come up with our results of continuing operations. Net income or loss will naturally be affected by all the income and expenses mentioned above.


     As a registrant based outside of the United States, we may be exposed to factors that indirectly affect our investors in the United States. So far we have not experienced and do not expect to experience any negative effects from governmental, economic, fiscal or political factors that could have material impact on investments by United States nationals. However, we can not guarantee that such factors will not arise. The discussion made below reflects the monetary effects connected to exchange rate fluctuations between U.S. Dollars
(USD) and Norwegian kroner (NOK), Swedish kroner (SEK) or Finnish marks (FIM). As mentioned in the prospectus summary, our sales growth over the last three years has been hidden due to an increasing value of the USD compared to our local currencies. In this way a positive or negative development in our results could be suppressed when translated into USD affecting the value of the NEPC shares. We will put effort into explaining these currency fluctuations in our quarterly and yearly reports. (See "Risk factors").

Comparison of the three Months Ended March 31, 1999 to the three Months Ended March 31, 1998.

     Prior to the recent sale of Storebro Machine AB, NEPC operated in two industry segments. In the following discussion we comment solely on Nortelco Nordic AS and its subsidiaries, as these are the only companies constituting our continuing operations.

     Net Sales

     Our total net sales for the three months ended March 31, 1999 increased by 17.2% or $867,000 to $5,898,000 from $5,031,000 for the three months ended March 31, 1998. In Norwegian currency , the increase was approximately 20.8%. This increase was primarily attributable to two large projects, of approximately $650,000, within our audio-visual division delivered by Nortelco System-Teknik AS. In addition, Nortelco AS's net sales of maritime related products increased by $180,000 to $372,000. This increase in net sales reflects the growth in our audio-visual division and maritime related products.

     Gross Profit

     Our gross profits for the three months ended March 31, 1999 increased by 14.6% or $317,000 to $2,487,000 from $2,170,000. In Norwegian currency the increase was approximately 18%. This increase in gross profit was primarily related to the increase in net sales from our audio-visual division and maritime related products.

     Sales and Marketing Expenses o Sales and marketing expenses for the three months ended March 31, 1999 increased by $325,000 to $911,000 from $586,000 for the three months ended March 31, or 55.5%. As a percentage of net sales, sales and marketing expenses was 15.4% for the first quarter of 1999 compared to 11.6% for the first quarter of 1998. In Norwegian currency, these expenses increased by 60.2%. Nortelco AB has produced new brochures and has performed a nation wide sales campaign in Sweden. Additionally, our new sales office in Denmark was established in the first quarter of 1999. Together, this amounted to approximately $70,000. Nortelco AS has had costs connected to a new company brochure, development of a new internet Web-site, exhibitions and various consulting services. In total, this amounted to approximately $85,000. Nortelco System-Teknikk AS experienced increased costs connected to travelling as a result of increased marketing efforts. The remaining amount is related to various sales and marketing accounts for all three companies.

     General and Administrative Expenses

     General and administrative expenses for NEPC for the three months ended March 31, 1999 increased by $48,000 to $1,394,000 from $1,346,000 for the three months ended March 31, 1998 or 3.6%. In Norwegian currency, the increase was approximately 6.7%. This is mainly due to annual wage increases and the development of a new sales department in Denmark which was opened in 1999. The expenses related to the development of the new sales department were approximately $25,000.

     Other Income and Expenses

     Interest Income (Expense)

      Interest income for the three months ended March 31, 1999 was the same as for the three months ended March 31, 1998. Interest expense decreased by $10,000 from $98,000 to $88,000, or 10.2%, as a result of lower interest rates in Norway during the first quarter of 1999 as compared to the same period in 1998.

     Foreign Exchange Gains (and Losses)

     Our net foreign exchange gains for the three months ended March 31, 1999 were $5,000, as compared to $0 for the three months ended March 31, 1998. This increase was due to the effect of lower exchange rates fluctuations in 1998 from the time an invoice was booked until it was paid.

     Net Income (Loss) From Continuing Operations

     As a result of the above, NEPC's net income before translation adjustments for the three months ended March 31, 1999 decreased by $36,000 or 133.33%, to ($9,000), from $27,000 for the three months ended March 31, 1998. NEPC had a total expense of $99,000 for the three months ended March 1999, an increase of $17,000, or 20.7%, from the same period in 1998. This increase is mainly due to the costs associated with our pursuit of a public offering in the United States.

     For the rest of 1999, we expect net income to improve due to a more healthy company structure with a focus on our continuing operations and the possible acquisition of new businesses. On the Norwegian market we are doing well at the moment and we expect this trend to continue for the remaining of 1999. The result in our Swedish subsidiary was below budget in the 1st quarter of 1999, but market conditions look promising both in Sweden and Finland.

     The pursuit of the public offering in the United States has been expensive and there are uncertainties connected to the size of these costs in 1999. To follow an acquisition strategy has been and will continue to be challenging. The purchase of businesses entities requires sufficient funds and resources. To be able to follow this strategy we are dependent on a successful completion of this offering.

Comparison of the twelve Months Ended December 31, 1998 to the twelve Months Ended December 31, 1997.

     Net Sales

     Our total net sales for 1998 increased by 2.2% or $474,000 to $22,139,000 from $21,665,000 in 1997. In Norwgian currency, the increase was approximately 9.0%. This increase was primarily attributable to an approximate $550,000 increase in revenues from the offshore oil-rig market. Additionally, we experienced an increase of approximately $200,000 in net sales which we generated as a result of the purchase of assets from LAC Electronic AS. Large project sales in other areas and annual price increases had a positive effect on sales as well. On the negative side, we experienced an approximate 29.3% or $ 350,000 decrease in net sales from the sale of electronic components. This decrease was primarily due to a decline in the Norwegian production of electronic products.

     Gross Profit

     Our gross profit increased in 1998 by $446,000 from $8,589,000 in 1997 to $9,035,000 in 1998, or approximately 5.2%. In Norwegian currency, we had an increase of 12,2%. This was due to a rise in prices of our products and an increase in sales volume. Additionally, products delivered to the offshore oil-rig market have a higher percentage gross profit than our other products.

     Sales and Marketing Expenses

     Sales and marketing expenses decreased in 1998 by $309,000 from $2,984,000 in 1997 to $2,675,000 in 1998, or approximately 10.4%. As a percentage of net sales, sales and marketing expenses was 12.1% in 1998 compared to 13.8% in 1997. In Norwegian currency, these expenses decreased by 4.4%. This is mainly due to higher expenses connected to exhibitions in 1997 than in 1998.

     General and Administrative Expenses

     General and administrative expenses increased in 1998 by $500,000 from $5,032,000 in 1997 to $5,532,000 in 1998, or approximately 9.9%. In Norwegian currency, these expenses increased by 17.3%. This is mainly due to an increase in our total number of employees and annual wage increases to existing employees. o o Other Income and Expenses o Interest Income (Expense)

     Interest income increased in 1998 by $18,000 from $19,000 in 1997 to $37,000 in 1998, or approximately 94.7%. In Norwegian currency, the increased was 107.7%. This is mainly due to an increase in interest charged on overdue receivables. Interest expense increased slightly in 1998 by $6,000 from $362,000 in 1997 to $368,000 in 1998, or approximately 1.7%. In Norwegian currency, these expenses increased by 8.5%. This is primarily due to higher interest rates in Norway on our loans in 1998.

     Foreign Exchange Gains (and Losses)

     Our foreign exchange gains in 1998 were almost similar to the previous year with an increase of $1,000 from $46,000 in 1997 to $47,000 in 1998, or approximately 2.1%. In Norwegian currency, these gains increased by 9.2%. Foreign exchange losses increased in 1998 by $19,000 from $42,000 in 1997 to $61,000 in 1998, or approximately 45.2%. In Norwegian currency, the rise was 54.9%. These increases were due to the effect of higher exchange rates fluctuations in 1997 from the time an invoice was booked until it was paid.

     Net Income (Loss) From Continuing Operations

     As a result of the above, NEPC's net loss from continuing operations and before translation adjustments for the twelve month period ended December 31, 1998 was $15,000, an increase of $128,000 from 1997, when NEPC had a loss of $113,000, or approximately 113.2%. We had total expenses of $549,000 in 1998 attributable to our pursuit of a public offering in the United States, an increase of $224,000 or 68.9% from $325,000 in 1997. Net income from our Nortelco subsidiaries increased by $322,000, or approximately 145.7%, from $221,000 in 1997 to $543,000 in 1998. In Norwegian currency, the increase was approximately 162.6%.

Comparison of the Twelve Months Ended December 31, 1997 to the Twelve Months Ended December 31, 1996.

     Net Sales

     Our total net sales for 1997 decreased by 1.7% or $377,000 to $21,665,000 from $22,042,000 for 1996. In Norwegian currency, we had an increase of 7.61%. This decrease was primarily due to a higher exchange rate for NOK and SEK into U.S. dollars. In fact, net sales increased for all our subsidiaries by 7.6% in Scandinavian currency. The increase in our net sales resulted primarily from an increase of SEK 11,695,000 in net sales by Nortelco AB and an increase of NOK 5,662,000 in net sales by Nortelco System-Teknikk AS. The increase in sales for Nortelco AB was due to a larger volume of audiovisual products, and effects from our establishment of a sales office in Finland. The increase in sales in Nortelco System-Teknikk AS was due to higher market shares. Additionally, we had an annual price increase of approximately 5%.

      Gross Profit

     Gross profit for NEPC in 1997 decreased by $50,000 from $8,639,000 in 1996 to $8,589,000 in 1997, or approximately 0.6%, mainly as a result of a higher exchange rate into US currency. In Scandinavian currency, gross profit increased by approximately 8.8% as a result of higher sales volume and prices of products sold. Additionally, we had a change in the mix of products sold resulting in a higher gross profit margin.

     Sales and Marketing

     Sales and marketing expenses increased in 1997 by $459,000, from $2,525,000 in 1996 to $2,984,000 in 1997. As a percentage of net sales, sales and marketing expenses increased from 11.5% to 13.8%. In Scandinavian currency, our subsidiaries sales and marketing expenses increased by approximately 29.4% as a result of higher expenses associated with participation in exhibitions in 1997 than in 1996. These increased costs were undertaken by management in order to develop some of our business areas for future growth.

     General and Administrative Expenses

     General and administrative expenses decreased in 1997 by $376,000 from $5,408,000 in 1996 to $5,032,000 in 1997, or approximately 7.0%. In Norwegian currency, these expenses increased by 1.9%. This was mainly due to annual wage increases.

     Other Income and Expenses

     Interest Income (Expense)

     Interest income in 1997 declined by $5,000, from $24,000 in 1996 to $19,000 in 1997, or approximately 20.8%. In Norwegian currency, interest income declined by 13.3%. Interest expense for 1997 decreased by 22.2% or $103,000 to $362,000 from $465,000 in 1996. In Norwegian currency, these expenses declined by 14.8%. This decline was caused by a fall in Norwegian interest rates and exchange rate fluctuations.

     Foreign Exchange Gains (and Losses)

     Our foreign exchange gains in 1997 decreased by 23.3%, or $14,000, to $46,000 from $60,000 in 1996. In Norwegian currency, these gains decreased by 16.2%. Foreign exchange losses in 1997 increased by 133.3%, or $24,000, to $42,000 from $18,000 in 1996. In Norwegian currency, these losses rose by 156.0%. This increase and decrease were due to the effect of lower exchange rates fluctuations in 1997 from the time an invoice was booked until it was paid.

     Net Income (Loss) From Continuing Operations

     Our net loss from continuing operations and before translation adjustments for the twelve month period ended December 31, 1997 was ($113,000), an increase of $26,000, or approximately 30.0% compared to 1996, when we had a loss of ($87,000). In Norwegian currency, the net loss increased by 36.8%. Net income for our Nortelco subsidiaries for 1997 decreased by $358,000, or approximately 61.8%, from $579,000 in 1996 to $221,000 in 1997. In Norwegian currency, net loss increased by 58.2%. We had total expenses of $325,000 in 1997 attributable to our pursuit of a public offering in the United States. This was a decrease of $280,000 or 46.3% from 1996 when it was $605,000.

     Effects of Foreign Currency

     The functional currency used by each of NEPC's subsidiaries are either Norwegian NOK, Swedish SEK or Finish FIM. NEPC's sales are invoiced in Norwegian NOK, Swedish SEK and Finish FIM. All foreign invoices received by NEPC are booked at the exchange rate as of the date of such invoices. Thereafter, upon payment of such invoices by NEPC, the gain or loss resulting from the change in exchange rate between the invoice date and the payment date will be credited or debited to NEPC's financial costs or income. Accordingly, NEPC is subject to foreign currency fluctuations.

     Liquidity and Capital Resources

     To date, NEPC has relied upon internally generated funds, trade credit, credit facilities and loans from stockholders to finance our operations and expansion. NEPC's need for funds arises primarily from our working capital requirements. These requirements include our need to finance our inventory and receivables, as well as our growth strategy of acquiring compatible businesses, assets or product lines. NEPC's working capital was $253,000 at March 31, 1999, $295,000 at December 31, 1998 and $1,554,000 at December 31, 1997. The decrease in working capital at March 31, 1999 as compared to December 31, 1998 was primarily due to expenses incurred in connection with the pursuit of our public offering.

     As part of NEPC's working capital management, we perform all customer credit functions internally, including extension of credit and collections. Our bad debts write-offs were less than 0.2% of net sales for the three months ended March 31, 1999 and each of the years ended December31, 1998 and 1997.

     Net cash used by operating activities for NEPC was $276,000 for the three months ended March 31, 1999 and net cash generated by operating activities was $107,000 for the three months ended March 31, 1998. The increase in cash used by operating activities was due to an increase in inventory and expenses paid in connection with the pursuit of our public offering. Net cash generated by operating activities totaled $1,297,000 for the year ended December 31, 1998 and net cash used by operating activities totaled $809,000 for the year ended December 31, 1997. The increase in cash generated by operating activities for the year ended December 31, 1998 compared to the year ended December 31, 1997 was due to a decrease in trade accounts receivable and inventory balances.

     Net cash used in investing activities totaled $74,000 for the three months ended March 31, 1999 and $253,000 for the three months ended March 31, 1998, and related to purchases of equipment. The decrease in purchases of equipment was due to purchase of cars in the first quarter of 1998. Net cash used to investing activities totaled $234,000 for the year ended December 31, 1998 and $784,000 for the year ended December 31, 1997.

     In August 1997, Gjensidige Bank, a Norwegian Bank, posted one year letter of credit facilities in favor of Nortelco AS ($226,000) and Nortelco System Teknikk AS ($126,000). Under this facility, Nortelco AS and Nortelco System-Teknikk AS pay to Gjensidige Bank an annual fee of 1.5% payable quarterly in advance. Such letters of credit are posted as security for NEPC's lease on its corporate headquarters located in Oslo, Norway. Such letters of credit are renewable annually at the option of Nortelco AS and Nortelco System-Teknikk AS.

     In August 1997, Gjensidige Bank posted a letter of credit for Nortelco SystemTeknikk AS in the aggregate principal amount of $438,000 to guarantee projects delivered and prepayment received according to Norwegian Standard. This standard means that our bank on our behalf and cost guarantees for 10% of the total contract amount during the project installation period, reduced to 3% of the total contract amount for one year after completion of the project and reduced to 2% the second year. From the third year no guarantees are given. Under such facility, Gjensidige charges an annual fee of 1.5% per annum payable quarterly in advance. There are no charges for the facility, only on the amount of issued letters of credit at any time. The amount of letters of credit issued was $323,000 at December 31, 1998, and $325,000 at March 31, 1999.

     NEPC collectively has revolving working capital credit facilities in an aggregate amount of approximately $2,160,000. Such working capital credit facilities consist of the following: Nortelco AS has a revolving working capital credit facility of approximately $780,000 with Gjensidige Bank, Nortelco System-Teknikk AS has a revolving working capital credit facility of approximately $390,000 with Gjensidige Bank, Brannteknikk AS has a revolving working capital credit facility of approximately $65,000 with Soegne Sparebank, a Norwegian Bank, and Nortelco AB has a revolving working capital credit of approximately $925,000 with S-E Banken, a Swedish Bank. The Nortelco AS and Nortelco System-Teknikk AS credit lines bear interest at the rate of 8.95% per annum for the funds used payable quarterly. Gjensidige Bank also receives a fee of 0.125% each quarter for all funds outstanding at such time under each such credit facility. Nortelco AB's credit line bears interest at the rate of 5.0% per annum for the funds used payable quarterly. S-E Banken also receives a fee of 1.0% on the total credit line payable yearly in advance. Brannteknikk AS' credit line bears interest at the rate of 11.75% per annum for the funds used payable quarterly and a fee of 0.125% each quarter for all funds outstanding.

     As of March 31, 1999, the following companies had the following amounts outstanding under such facilities: Nortelco AS had approximately $660,000 outstanding; Nortelco System Teknikk AS had approximately $121,000 outstanding; and Nortelco AB had approximately $622,000 outstanding. All the revolving credit facilities are secured by the respective companies' inventory and accounts receivable.

     In May 1997, Nortelco AS and Nortelco System-Teknikk AS entered into seven-year working capital loans expiring in May 2004 with Gjensidige Bank in the amounts of $396,000 and $264,000, respectively. Such loans each bear interest at the rate of 8.95% per annum, payable quarterly, and have an annual repayment schedule of $56,560 for Nortelco AS and $37,707 for Nortelco System-Teknikk AS. As of March 31, 1999, Nortelco AS had $306,104 outstanding under such loans, and Nortelco System-Teknikk AS had $235,893 outstanding under such loans.

     Under the credit facilities between Nortelco AS, Nortelco System-Teknikk AS and Gjensidige Bank discussed above, Nortelco AS and Nortelco System-Teknikk AS have each secured such loans by providing cross security interests in the amount of $2,639,500 of the inventories and accounts receivable of each such corporations. As part of the corporate restructuring described under "History of the Company-Corporate Restructuring", Nortelco Nordic AS has been required to provide security by pledging its shares in Nortelco AB.

     We believe that NEPC's credit facilities, together with internally generated funds and the proceeds of this Offering will be adequate to meet NEPC's working capital requirements for at least the twelve month period following the completion of this Offering.

     Our efforts to address Year 2000 Issues

      Many currently installed computer systems and software products are coded to accept or recognize only two digit entities in the date code field. These systems and software need to accept four digits to manage the change to the 21st century. As a result equipment might fail due to this fact.

     We have decided to describe our efforts to address Year 2000 Issues under a separate headline. In our business we meet several potential problems connected to computers not handling the change to Year 2000, due to a large number of suppliers. In this regard we are required to disclose information about our efforts to avoid these problems.

     Our state of readiness

     Nortelco Nordic AS as the only operating subsidiary, has made efforts to address the Year 2000 Issue in the following areas:

* suppliers - sent out and received a written guarantee from all supplier regarding uninterrupted deliveries
* suppliers of electronic components - sent out and received a written guarantee that electronic components in our product range will mange the change to the 21st century
* upgraded software on all administrative systems
* alarm system
* building access
* air conditioning system
* telephone system

     Connected to the uncertainty regarding our vendors and suppliers ability to handle the problems with the change to Year 2000, we have sent out and received a written guarantee from all major vendors and suppliers that products containing electronic components delivered by them affected by date will not malfunction due to the year 2000. This guarantee goes for the computer systems handling our interaction as well including payment systems. We have no insurance to cover the risks associated with Year 2000 problems. To get such an insurance is not possible.

     As of today, all operating entities have administrative systems designed to handle the change to a new millenium. Our alarm, building access and air conditioning systems will not be affected by this issue, due to a manual adjustment possibility. Our telephone system is designed to manage the change without any difficulty. As of April 1999 we have finished all our IT-preparations connected to this issue.

     Our costs to address the Year 2000 Issues

     As of April 1999 we have had costs connected with the implementation or upgrade of administrative systems of approximately $30,000. We do not expect any substantial additional costs connected to investments in IT-systems. This amount comes from the monitor costs and work connected to necessary upgrade of these systems.

     The risk of our Year 2000 Issues

     We realize that problems might occur due to difficulties with smaller vendors, suppliers or customers. This will most likely create limited extra work load and postponement in certain deliveries and payments. However, large parts of our routines connected to ordering, stocking and invoicing are Year 2000 Issue secured. If problems occur, we have manual routines enabling us to solve the problems as they materialize.

     Like any other distributor we are responsible for the quality of the products we deliver. With a broad product range within electrical and electronic components and equipment, we could be facing an increasing number of customer questions and possible warranty claims connected to products delivered by us. Based on our current capacity in customer support we are able to handle this without considerable problems. Legitimate warranty claims or technical repairs connected to Year 2000 problems should be covered by our suppliers. However, we are not able to guarantee that we will not be forced to carry some of these expenses on our account. An estimation of the size of these expenses will be connected to uncertainty. On the other hand, we will not carry any economic responsibility connected to delays in production or other losses carried by our customers.

     We can be facing a potential drop in sales in late December 1999 and early January 2000 due to a general uncertainty in the market connected to the Year 2000 Issue. Some customers will probably be reluctant to place any new orders in this period, trying to minimize potential internal damage the 2000 Issue might cause. This will eventually affect our December and January sales volume and profitability. Additionally, no assurance can be given that all our customers are Year 2000 compliant. A failure in their administrative systems could delay payments to us and give us an extra workload correcting these errors.

     Our contingency plans

     In case of delayed or cancelled deliveries from our suppliers or delayed payments from our customers as a result of Year 2000 problems, we have manual routines for corrective actions to deal with intermediaries affected by the problem. Seen in connection to our ordinary routines, this will not cause unmanageable problems. From January 3rd 2000, we will systematically go through our orders to make sure everything is received and delivered as planned. This applies for the payments from our customers as well. We are not expecting an increased loss on receivables due to potential problems connected to the Year 2000 Issue.

     We do not have reason to believe that we will be affected by any substantial delays regarding deliveries of products. Our main suppliers are highly professional organizations with considerable production capacity. Should a Year 2000 problem arise despite of the written guarantee we have got from our suppliers, delays of less than a week should not have a considerable negative impact. From most of these manufacturers we have lead times of more than a month. In case of delays reaching for a longer period of time, we have large numbers of products in stock for immediate delivery.

     Although all our administrative systems have been upgraded to manage the change to the 21st century, no software suppliers are willing to give a written guarantee that their products are Year 2000 secure. However, we do have maintenance agreements with our suppliers giving us immediate support if anything should happen.

     We can give no assurance that all our intermediaries are Year 2000 secure. Possible problems at governmental agencies, telecommunication companies etc will be beyond our control. The failure of such entities to be Year 2000 compliant could result in a system failure or delay our operations to some extent affecting NEPC's business, financial conditions and results of operations. See "Risk factors" as well.

Introduction to the Euro

     On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and their new common Euro currency. Now, the Euro trades on currency exchanges and is available for non-cash transactions. The existing sovereign currencies will be valid until January 1st 2002 when the Euro is planned to replace all these currencies.

     In all years we have dealt with a lot of foreign currencies and the complications connected to such transactions. Initially, we will deal with the Euro as a new foreign currency without any additional cost connected to the administrative handling of this. Despite this, we will evaluate the impact the implementation of the Euro will have on our operation. Nortelco Nordic AS is currently represented in Finland and FIM will gradually be replaced by the Euro. However, Norway and Sweden are not part of the Euro currency area and will continue to use their local currencies.

     Regarding the possibility of increased price transparency, we have to a large extent sole distribution agreements with our suppliers. These agreements regulate the market area to be covered by each agent. In effect, this means that price transparency is not likely to increase for Nortelco Nordic AS. On the other side, our suppliers may adjust prices to make equal terms for all their European agents measured in Euro. This could lead to price increases and pressure on our profit. However, suppliers are likely to consider the degree of competition in each market. As of May 1999, we have not experienced any price increases connected to the introduction of the Euro.

     As of May 1999, we have not identified any specific risks connected to the Euro, but we can give no insurance that the Euro will not have any material adverse affect on our business. German suppliers will still sell in DM, but they are required to show Euro as a price level. The Euro conversion to USD is subject to exchange fluctations like any other currency. Nortelco Nordic AS has data systems in place capable to handle the Euro as well as the internal accounting for these transactions. Foreign currency translations may be more complicated for the next two years as all countries are allowed to reflect both local and Euro currencies. However, this will probably not cause any significant problem as we already operate in several currencies.

                             HISTORY OF THE COMPANY

The Company

     Nordic Equity Partners Corp. ("NEPC") was organized under the laws of Delaware in May 1994. In May 1995, NEPC entered into an agreement and plan of merger with Sherman, Goelz & Associates, pursuant to which Sherman, Goelz was merged with and into NEPC. Under the terms of the merger agreement, the holders of shares of common stock of Sherman, Goelz received one share of common stock of NEPC for each share of Sherman, Goelz owned by them. Prior to the merger, as described below, Sherman, Goelz had acquired 80% of the issued and outstanding shares of common stock of Nortelco AS, and all of the shares of common stock of Storebro Machine AB. The merger was accounted for as a reorganization of entities under common control, and therefore treated in a manner similar to a pooling of interest. Subsequent to the merger with Sherman, Goelz, in November 1995, NEPC acquired the remaining 20% of the issued and outstanding shares of common stock of Nortelco AS from Nordic Business Development AS for 216,000 shares (318 post split shares) of common stock of NEPC, which shares were provided to Nordic Business Development AS from the principal shareholders of NEPC. This transaction was accounted for as a capital contribution in the amount of $445,000, the estimated fair value of the 20% interest in Norteco AS.

     In March 1997, we purchased the existing inventories as well as the rights to five agency agreements from LAC Electronic AS for a total of $247,000. These assets were recorded at whereby inventories made up $47,000 and $200,000 was recorded agency and distribution rights. Also in March 1997, we acquired the existing inventories and the rights to one agency agreement from Lys & Lyd for a total of $35,000 in cash on the closing day and 4% of gross profits the first three years from the acquisition, maximized to an aggregate of $60,000. These assets were recorded at cost whereby inventories made up $21,000 and $14,000 was recorded agency and distribution rights.

Nortelco AS

     In November 1994, Sherman, Goelz acquired 80% of the issued and outstanding common stock of Nortelco AS from Universal Commodity Trading Group, Inc. for an aggregate consideration of $1,781,000. The $1,781,000 purchase price paid by Sherman, Goelz to Universal Commodity Trading Group, Inc. was paid in a combination of $785,000 of cash and 856 shares of common stock of Sherman, Goelz. This transaction was accounted for using the purchase method of accounting, and accordingly the operating results of Nortelco AS have been included in NEPC's consolidated financial statements since the date of acquisition.

     In November 1995, NEPC acquired the remaining 20% of the issued and outstanding shares of common stock of Nortelco AS from Nordic Business
Development AS for 216,000 shares (318 post split shares) of common stock of NEPC, which shares were provided to Nordic Business Development AS from the principal shareholders of NEPC. As stated above, this transaction was accounted for as a capital contribution in the amount of $445,000, the estimated fair value of the 20% interest in Norteco AS.

Nortelco Subsidiaries

     In January 1994, Nortelco AS and Nortelco Audiatur AB (formerly known as Audiatur AB) entered into a Stock Purchase Agreement pursuant to which Nortelco AS acquired 80% of the issued and outstanding shares of Nortelco Audiatur for an aggregate of $225,000. This transaction was accounted for using the purchase method of accounting.

     In July 1994, Nortelco acquired the remaining 20% of Nortelco Audiatur from Mark Oldmar for approximately 271 shares of common stock of SGA, which shares were, in part, transferred from NBD, and the balance of which were issued by SGA. Nortelco had previously acquired the initial 80% of Nortelco Audiatur, effective January 1, 1994, from Mr. Oldmar for an aggregate consideration of approximately $225,000. This transaction was accounted for as part of the acquisition of the 80% interest in Nortelco described above.

     On September 20, 1994, Monkwell Consultants, Inc. entered into a Stock Purchase Agreement pursuant to which it sold all of the issued and outstanding shares of common stock of Bror Mauritz Hansen AS, a Norwegian corporation to Nortelco System Teknikk, for approximately $145 (NOK 1,000). Subsequently, on November 1, 1994, Bror was merged with and into Nortelco System Teknikk.

Corporate Restructuring

     In April 1998, NEPC incorporated Nortelco Nordic AS, a Norwegian corporation, for the purpose of becoming the parent holding company for all of NEPC's subsidiaries which are involved in the importation and distribution of electrical, electronic and audio visual products. Subsequent to the completion of this offering, NEPC intends to complete a corporate restructuring which will result in NEPC having the following corporate structure:


                                  Nordic Equity
                                 Partners Corp.

                                    Nortelco
                                    Nordic AS


Nortelco System               Nortelco AB              Nortelco AS
Teknikk AS

                                                       Brannteknikk AS


     Following the restructuring, NEPC will have one wholly-owned subsidiary, Nortelco Nordic AS. Nortelco Nordic AS will have three wholly-owned subsidiaries: Nortelco System Teknikk AS, a Norwegian corporation, Nortelco AB, a Swedish corporation and Nortelco AS, a Norwegian corporation, and Nortelco AS's wholly-owned subsidiary Brannteknikk AS, a Norwegian corporation. Each of these companies engages in the importation and distribution of products for use in the electronic, electrical and audio visual industries.

                                    BUSINESS

General

     Nordic  Equity  Partners  Corp.,  a  Delaware   corporation,   imports  and
distributes products for use in the electronic, electrical and audio visual industries. We also design, install and sell complete, customized conference rooms and auditoriums and provide after sale service and maintenance support to our customers. All of our business and sales are conducted in countries located in the geographical region of Scandinavia, including Norway, Sweden and Finland.

     The following is a list of operating profit or (loss) from all foreign countries in which Nordic derives revenues:

Operating profit or (loss)                 1996              1997               1998
Norway                                      345               -6                377
Sweden                                      234               124               95
Finland                                     NA                103               71

The following is a list of assets held by Nordic in foreign countries:

Assets:                                     1996              1997              1998
Norway                                      5113              5155              5908
Sweden                                      3390              3348              2805
Finland                                     NA                -                 -



Electrical, Electronic and Audio Visual Products

     We import and sell approximately 13,000 select technical products to over 1,000 customers throughout Scandinavia. Products included in our product lines are generally the same products that such manufacturers market and sell in other countries. In determining which products to include in our product line, we examine factors such as demand for the product in other countries, as well as competition and customer demand within Scandinavia. The price range for our products ranges from $1 to $100,000.

     Electronic Products

     We  purchase  and resell  approximately  5,000  different  products  in the
electronics   industry   including   components,   telecommunication   and  data
communication equipment and studio and communication equipment.

     Components. We sell electronic components that protect, stabilize and monitor the proper and continuous flow of power to electronic and electrical appliances and equipment, such as computers. These components are designed to protect electronic equipment from disturbances and memory loss that can result from blackouts, voltage fluctuations and transients. They include the following:

  * electronic voltage regulators that protect computers by compensating for rapid and slow variations in voltage

  * electronic line conditioners to protect computers and electronics systems from voltage variations, line noises and voltage spikes

  * power supply systems that guarantee power to computers without significant interruptions

  * power line diagnostic analyzers that detect power line disturbances such as voltage fluctuations, voltage spikes or blackouts

  * high energy transient protection components such as zener diode regulators, bridge rectifiers, gas discharge tubes and filters.

        These products also include semiconductors, precision potentiometers, resistors/capacitors, ferrites and interconnecting components that hook up public telephone networks, data networks and optical fiber networks.

     Telecommunication Products. We distribute telecommunication products which consist primarily of innovative test and measurement instruments used in the development, installation and maintenance of sophisticated telecommunications networks. Products included in this category include the following:

  * a wide array of portable instruments and permanently located system testers

  *      multi-function communicators

  * analyzers which measure performance and error on a wide range of network transmission media equipment

  * modular, portable fiber optic test instruments which allow both central office and field technicians to isolate fiber optic cable breaks and measure degradation caused by aging connectors and related components.

     Data communication Products. We distribute data communications products which help ensure reliable communication network operations and facilitate the transmission of computer data via private or public networks. These products include the following:

  * patches used for monitoring, testing and rearranging data communications lines and equipment

  * high performance packet switching equipment which breaks up data into "packets" for efficient transmission over private and public data networks, which generally is a cost effective means for companies to transmit data over long distances.

     Studio and Communication Products. This product line includes a wide array of speakers, amplifiers, microphones, microphone systems and headphones with related accessories and components. We also offer a wide array of video-entry security systems for apartments and businesses, residential audio and audio/video intercoms, and conference and simultaneous interpretation systems.

     For the year ended December 31, 1998, we derived approximately 27.9% of our total revenues from the sale of electronics products. For the year ended December 31, 1997, we derived approximately 27.9% of our total revenues from the sale of electronics products. For the year ended December 31, 1996, we derived approximately 25.7% of our total revenues from the sale of electronics products.

     Electrical Products

     We import and distribute approximately 7,000 products for use in the electrical field. The price ranges for these products ranges from $1 to $1,000.

     Our electrical products include spark protected metering equipment and heavy-duty lighting equipment, passive and active fire protection equipment, and tools and materials for electrical installations.

     Explosion Prevention Equipment. We offer a wide array of "explosion prevention" equipment designed to be used in offshore drilling or other hazardous areas, such as the following:

  *      protected, self-housed, high performance switches

  *      transformers

  *      terminals

  *      terminal blocks

  *      cables

  *      junction and distribution boxes

  * a wide variety of protected, high quality line bushings and cable entries.

     Lighting. We sell approximately 200 lighting products. These products are generally used in highly hazardous areas such as utility plants and offshore drilling rigs, including a wide variety of special purpose lighting systems for, among other uses, ships and offshore drilling platforms including floodlights, hazardous arc lighting equipment, lanterns and searchlights, and products used in the shipping industry, such as search lights used by shipyards, and electrical installers.

     Fire Protection Equipment. We distribute fire protection equipment that may be used to prevent the spread of fire and gas in hazardous areas such as ships, oil rigs and other potentially hazardous areas. We also offer pressure-tight systems and components which may be used to seal off construction into watertight and fireproof sections to prevent the spread of fire or gas leaks between sections of cables or pipes.

     Installation Materials. Our installation materials include products that protect energy and signal conductors, connectors and cable systems from corrosion, chemicals and environmental hazards. We also distribute a variety of miniature circuit breakers, switch gears, time switches, accessories for cabinets, and a wide variety of electrical insulation tapes.

     For the year ended December 31, 1998, we derived approximately 26.9% of our total revenues from the sale of electrical products. For the year ended December 31, 1997, we derived approximately 23.0% of our total revenues from the sale of electrical products. For the year ended December 31, 1996, we derived approximately 23.5% of our total revenues from the sale of electrical products.

     Audio Visual Products.

     We sell approximately 1,000 products in the audio visual industry. Our audio visual products include the following:

  *      audio equipment

  *      overhead projectors

  *      accessories and related equipment

  *      conference room and auditorium furniture and related equipment

  *      light-dimming systems.

     The price for such products broadly ranges from $100 to $80,000. In addition, we provide consulting services for our clients regarding previously-built conference rooms and auditoriums. In addition, we lease equipment such as overhead slide and film projectors.

     Services. We provide consulting services to clients regarding previously-built conference rooms and auditoriums. We also offer our customers service and maintenance programs for systems designed or installed by us or others, as well as installation assistance for equipment purchased.

     The gross profit from the sale of electrical, electronic and audio visual products results primarily from the difference between the price we pay for the purchase of our products from non-affiliated third party manufacturers and the price at which we resell such products to our customers.

     For the year ended December 31, 1998, we derived approximately 45.2% of our total revenues from the sale of audio visual products. For the year ended December 31, 1997, we derived approximately 49.1% of our total revenues from the sale of audio visual products. For the year ended December 31, 1996, we derived approximately 50.8% of our total revenues from the sale of audio visual products.

Sources of Manufacturing

     We do not manufacture any of the electronic, electrical and audio visual products we distribute. Rather, we import the products we distribute from over fifty (50) non-affiliated, third-party manufacturers throughout the world including Germany (approximately 15%), the United States (approximately 22%), England (approximately 7%), and certain countries in the Far East, (aggregating approximately 10%). We have written contracts with our product manufacturers, most of which provide for us to act as the sole distributor in a specific country or region. Inventory is stored at our corporate headquarters.

     Sales of products manufactured by TTC, Inc. constituted 6.1% of our revenues for the three month period ended March 31, 1999 and 8.1% of our revenues for the year ended December 31, 1998. Sales of products manufactured by Lycab AB constituted 5.1% of our revenues for the three month period ended March 31, 1999 and 6.9% of our revenues for the year ended December 31, 1998. No other manufacturer's products accounted for more than 5% of our sales in 1998.

     We pay the manufacturers of our electronic, electrical and audio visual products by either letter of credit or wire transfer. Payment is made only upon the proper fulfillment of terms established between NEPC and the manufacturer. Most product purchases are paid in local operating currencies.

Marketing, Sales and Distribution

     We distribute electronic, electrical and audio visual products throughout Scandinavia through our own sales representatives. We currently maintain an internal sales force consisting of fifty (50) full-time sales representatives. All of our sales representatives are highly trained, technical persons able to explain and install the products and assist the customer in problem solving and after sale maintenance. Our customers include retailers, end users and wholesalers. We sell our products to our customers under either yearly contracts or open account orders with payment terms typically varying from thirty (30) to ninety (90) days.

     We also market electronic, electrical and audio visual products at international and regional trade shows in Norway and Sweden. In addition, we maintain showrooms in our Oslo and Stockholm facilities where we exhibit our products to customers.

     We directly, or through our independent salespersons, accept written orders for our products. If we have the particular item in inventory, we generally ship it or make it available for pick-up by the customer within one day. If the particular product is not in inventory, we order such product from the manufacturer. Delivery of such products to our customers can take, depending on how quickly we are able to obtain the product from the manufacturer, up to six months.

     We allow cancellation of orders for products which we generally keep in our inventory and which are readily saleable to other customers. Cancellations of these types of orders have never had any material effect on us due to the fact that they have not occurred with respect to more than 1% of our orders. Cancellations are generally made in writing and we take appropriate steps to promptly notify our manufacturers of such cancellations. We will not, however, accept cancellation of orders for specific parts which we do not generally keep in our inventory and which are not readily saleable to other customers. We have not experienced any cancellations of this nature.

     We generally do not accept returns, although consistent with industry practices, we make exceptions to this policy on a case-by-case negotiated basis. Generally, we provide a one to three year warranty on our products pursuant to which we replace defective products. To date, replacement of products under warranty has not been material.

     We consider backlog for the Nortelco Group to be written customer orders received but not yet shipped by us. The Nortelco Group's backlog at March 31, 1999 was approximately $2,221,500. Backlog generally represents orders that will be shipped within six months. Because customer orders may be canceled at any time without penalty, we believe that backlog may not accurately indicate sales for any future period.

     We have a computer system and custom-made software which enables us to have a fully integrated state-of-the-art distribution system. We believe that this system saves a substantial amount of time and manpower in the distribution process, and also allows us to order and distribute our products in a timely and efficient manner. Our computer distribution system encompasses our entire logistics network from purchase orders to the actual receipt of inventory in our warehouse and from sales orders to customer invoice and collection. This system enables us to track a product order from initiation through the ultimate cash receipt from the customer. The system also has a built-in management information system, which enables us to analyze our total profitability as well as profitability by a particular product or customer.

Growth strategy

     NEPC's objective is to strengthen its position and increase the volume of our sales of high-tech or high-tech related products and/or services, including electrical, electronic and audio visual products directed towards professional and business customers. We will attempt to achieve this objective by:

     Expanding product lines. Our product line consists, substantially, of products which are supplemental, or add-on, products to other high volume products. Such products are generally highly specific and sold to a very narrow part of the market. Accordingly, we believe that a large portion our product line consists of "niche" products. We will seek to continually expand the breadth of our products and service offerings by reaching agreements with new manufacturers complementary to the ones we presently have. With the expansion of our product line, we will increase internal competence and/or number of employees to meet requirements connected to these products.

 We believe that there is a great potential for growth in the market for high-tech or high-tech related products and/or services as the need for improved infrastructure and communication flow continues to increase. The technical knowledge required to successfully compete in this market is of vital importance. By focusing on this complex niche market, we are moving away from the more simple consumer mass market. Through specialization, we are making it more difficult for new competitors to enter the arena. Our specialized products and services should continue to justify a higher price level than consumer products.

     Offering additional products to our customers. Our customers are primarily using us as a total supplier to the extent that we have the products in question. By focusing on an expanded product line by new agencies, we are/will be in a position to increase our sale to our existing customers. In the past this has proved to be a rapid way of increasing sales volume, due to the fact that we often inherit an established customer portfolio from the previous agent.

     Acquiring competitors or companies with complementary products. Our focus has been on growth through acquisitions and mergers at reasonable prices. In this regard, we have consciously been acquiring complementary businesses that offer similar or complementary products. This growth has been motivated by the need to stabilize and increase our revenues and profit by offering products and services in a variety of markets, including the electrical, electronic and audio visual. The acquisition of related businesses also allows us to reduce overhead costs and increase efficiency. Before bringing new companies into our structure we heavily focus on synergies and strategic fit. We have continued to focus on expansion of our business in the Scandinavian region. By investing in Norway, Sweden, Finland and, gradually, Denmark, we are trying to minimize risk by spreading our business operations minimizing risk. By establishing operations in a number of different countries, we are not totally dependent on a single market and on the economic development in a single country. However, our acquisition strategy requires sufficient financing.

     Acquiring companies in high-tech or high-tech related businesses. In all future acquisitions, we will continue to focus on high-tech or high-tech related products or services. This is based on the high growth expectations in these businesses. Currently, we are looking at investment possibilities in the teleservice industry. The European call center (teleservice) industry is in the growth phase some years behind the development in the USA. Estimates from several different market research institutes give a growth rate for the European call center industry of between 20-30% annually until year 2000 and 15-20% for the following decade. Independent of a potential investment in the call center business, we will aim to establish another Scandinavian concept like Nortelco Nordic AS to try to increase stability in our revenue.

     For the last couple of years we have been delayed in pursuing our growth strategy due to insufficient funding to make acquisitions. This offering will be of vital importance to succeed with our strategy in the future. As described elsewhere in this prospectus, we estimate the proceeds from this offering to adequately finance our business operation for at least one year. At present, we have not identified any specific acquisition targets, but we are continually evaluating potential candidates.

Product Liability

     Nortelco AS has approximately $500,000 in product liability insurance with respect to the sale of electronic, electrical and audio visual equipment. To date, no material product liability claims have been asserted against us, and we believe our product liability insurance policies are sufficient.

Competition

     We compete in markets that are extremely competitive and sensitive to changing consumer preferences and demands. A lot of our competitors are better known, substantially larger, more diversified, and have substantially greater financial, employee and marketing resources than us. They have greater name recognition and the ability to develop and market similar products more competitively priced than those distributed by us. Our competitors with respect to the sale of electrical, electronic and audio visual products include Hauke, Ltd. (England), Group Schneider, Ltd. (France), Wandel & Golterman GmbH
(Germany), Asea Brown Bowery AS (Norway) and Audio Grafisk (Norway). No assurances can be given that NEPC will be able to compete in its markets.

     We believe that the high cost of establishing and maintaining operations in Scandinavia discourages many foreign product manufacturers from pursuing operations in this region. As a result, many of these companies contract with us to act as their distributor or agent in some or all of such countries. Because we already have established operations in such countries, we believe we can distribute products more efficiently and inexpensively.

Employees

     At May 1, 1999, we employed an aggregate of approximately 85 persons.

Facilities

     We lease approximately 30,000 square feet in Oslo, Norway, pursuant to a lease expiring December 31, 2003, at a rate of $370,000 per year, subject to an escalation clause based upon the Norwegian Consumer Price Index. The premises are used as Nortelco AS's executive offices, warehouse, showroom and business office. We also lease approximately 12,000 square feet in Solna, Sweden, which is used as the main sales office, executive office, warehouse and workshop for Nortelco AB pursuant to a lease expiring December 31, 1999 at a rent of approximately $90,000 per year. We also lease space in Gothenburg, Sweden, pursuant to a five-year lease expiring June 30, 2001, at an annual rent of $9,600.

Legal Proceedings

     We are not party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

        The directors and executive officers of NEPC are as follows:

Name                  Age            Position

Bjorn Nysted           61            President, Chief Executive Officer and Director
Goran Haggqvist        55            Chairman of the Board
Tore Strand            43            Chief Financial Officer, Treasurer and Secretary
Espen Komnaes          46            Director

     Set forth below is a brief background of our executive officers and directors, based on information supplied by them.

     GORAN HAGGQVIST has been the Chairman of the Board of NEPC since May 1994. From May 1994 to September 1996, Mr. Haggqvist was President of NEPC. Since April 1993 and April 1994, Mr. Haggqvist has been the Chairman of the Board of Directors of Storebro Machine AB and Nortelco, respectively. Since April 1994, Mr. Haggqvist has been a director and the principal shareholder of AB Grundstenen, a privately held company. Since 1992, Mr. Haggqvist also has been the President and controlling shareholder of Haggqvinvest AB a privately held international corporate finance firm that invests in and provides advisory services in connection with domestic and international corporate transactions. From 1985 to 1992, he was the President of Societe Generale (Sweden), the Swedish subsidiary of Societe Generale France. Prior to such time, he held a number of executive positions with two Swedish banks including Executive Vice President of Gotabanken and President of Svenska Handelsbanken S.A., Luxembourg. Mr. Haggqvist also was the Assistant to the Swedish Trade Commissioner in Zurich. Mr. Haggqvist received a master's degree in political science from the University of Gothenburg in 1970.

     BJORN NYSTED has been the President of NEPC since September 1996, and he has been a Director of NEPC since May 1994. From May 1994 to September 1996, Mr. Nysted was the Treasurer of NEPC. Mr. Nysted has been the Managing Director, President, and a Director of Nortelco since 1990 when he bought the original company. Mr. Nysted is also the Chairman of the Board of Directors of Nordic Business Development AS, a privately held corporation controlled by Mr. Nysted and certain of his family members. From 1986 to 1989 he was the managing director of Ma-bo AS and AS Uponor, companies within the porcess (plastic) industry. From 1983 to 1986, Mr. Nysted had a similar position with AS Nor Metal, a producer of machine tools. From 1976 to 1983, Mr. Nysted was employed as a senior manager of NEBB AS (presently part of Asea Brown Boveri). From 1979 to 1981, Mr. Nysted was the chairman of the Electrical Union of Norway. Prior to this, Mr. Nysted held positions as an electrical engineer with Acs Electricity AS and National Electro AS.

     TORE STRAND has been the Chief Financial Officer, Treasurer and Secretary of NEPC since March 1997, and he has been the Chief Financial officer of Nortelco since February 1990. From 1989 to February 1990, Mr. Strand was the Chief Financial Officer of M-Gruppen AS, a Norwegian group which sells kitchen-products for the professional market. From 1983, to 1989, Mr. Strand was the Section Manager, Finance in Lefac AS, a Norwegian Lease and Finance company. Mr. Strand received a Master of Business degree from the University of Lund, Sweden in 1983.

     ESPEN KOMNAES has been a Director of NEPC since September 1996. Since November, 1997, Mr. Komnaes has been a partner at Komnaes & Huser ANS, an Oslo, Norway based law firm. From 1985 to November 1997, Mr. Komnaes was a partner at Meltvedt, Komnaes & Co., an Oslo, Norway based law firm. Mr. Komnaes received a degree in jurisprudence from the University of Bergen in 1979.

     Directors are elected annually by the stockholders and hold office until the next annual meeting and until their respective successors are elected and qualified. Executive officers are elected by the Board of Directors and hold office until their respective successors are elected and qualified.

     We have agreed that for a period of three years, Mason Hill will have the right to designate a person to be a non-voting advisor to our Board of Directors. Such person will serve only in an advisory position in order to protect the investors in the offering. This advisor will receive the same compensation as a non-officer member of the Board of Directors. We will indemnify the advisor against any claims arising out of his participation at meetings of the Board of Directors. In lieu of Mason Hill's right to designate an advisor to the Board of Directors, Mason Hill shall have the right during such three year period, in its sole discretion, to designate one person for election as a director of NEPC. We will use our best efforts to obtain the election of such person. If elected, this director shall be entitled to receive the same compensation, expense reimbursements and other benefits as any other director. The identity of such person has not been determined as of the date hereof, and it is not expected that Mason Hill will exercise such right in the immediate future. In the event that such person is elected to the Board of Directors, we intend to obtain directors and officers insurance for such person.

Executive Compensation

     The following table sets forth, in U.S. dollars, the cash compensation paid by NEPC or our subsidiaries for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996 to its chief executive officer. No other executive officer's compensation exceeded $100,000.

                           Summary Compensation Table

                                                                                                                Long-Term
                                                        Annual Compensation                                     Compensation



                                                                                        Other Annual
Name and Principal Position                Year        Salary ($)       Bonus ($)       Compensation ($)          Options (#)
---------------------------               -----        ----------       ---------       ----------------          -----------
Bjorn Nysted,
President and Chief Executive Officer
                                          1998           105,000              0                --                       --
                                          1997           100,000         15,000                --                       --
                                          1996            82,000         10,000                --                       --



Employment Agreements

     Our subsidiary, Nortelco Nordic AS, has entered into a five year employment agreement with Bjorn Nysted, President and Chief Executive Officer of NEPC, as of February 1, 1999, pursuant to which Mr. Nysted shall receive an annual base salary of $160,000. Mr. Nysted shall agree to devote all of his business time to the affairs of the Nortelco Group. In addition, Nortelco Nordic AS shall also agree to pay to Mr. Nysted an $15,000 annual automobile allowance. We have the right to terminate the employment agreement on twelve months notice, and Mr. Nysted shall have the right to terminate the employment agreement on six months notice. Such employment contract shall provide that in the event that Mr. Nysted is terminated by us, he shall be entitled to receive all compensation under his employment agreement.

     Nortelco Nordic AS, has entered into a five year employment agreement with Tore Strand, Chief Financial Officer, Treasurer and Secretary of NEPC, as of February 1, 1999, pursuant to which Mr. Strand shall receive an annual base salary of $82,000. Mr. Strand shall agree to devote all of his business time to the affairs of NEPC. In addition, Nortelco Nordic AS shall also agree to provide Mr. Strand with the use of an automobile. NEPC and Nortelco Nordic AS shall have the right to terminate the employment agreement on twelve months notice and Mr. Strand shall have the right to terminate the employment agreement on six months notice. .

     Messrs. Nysted and Strand shall agree not to disclose any confidential information of NEPC during the term of employment or thereafter. In addition, Messrs. Nysted and Strand shall agree not to compete with us during the term of their employment and for a period of one year after the date of the termination of their employment with NEPC.

     Although each of the companies in the Nortelco Group have entered into employment agreements with a number of their respective employees, NEPC has not entered into any other employment agreements.

Consulting Agreement

     Nortelco Nordic AS, entered into a two year consulting agreement with Goran Haggqvist, Chairman of the Board of NEPC, as of November 11, 1998, pursuant to which Mr. Haggqvist shall receive an annual compensation of $48,000. Pursuant to the consulting agreement, Mr. Haggqvist shall agree to assist us with corporate planning, financial public relations, business strategies and shareholder relations.

1998 Stock Option Plan

     Our 1998 Stock Option Plan was adopted by the Board of Directors and its stockholders as of November 11, 1998.

     The Stock Option Plan provides for the granting of options to purchase up to 250,000 shares of our common stock that are intended to qualify either as incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code or as non-statutory stock options that are not intended to meet the requirements of such section. Options to purchase shares may be granted under the Stock Option Plan to persons who, in the case of incentive stock options, are employees (including officers) of NEPC, or, in the case of non-statutory stock options, are employees (including officers) or non-employee directors of NEPC or consultants to NEPC.

     The Stock Option Plan provides for its administration by a committee chosen by the Board of Directors comprised of directors who are disinterested persons (as defined in Rule 16(b)(3) under Section 16(b) of the Securities Exchange Act of 1934). Once the committee is chosen by the Board of Directors, the stock option committee shall have full discretionary authority, subject to certain restrictions, to determine the number of shares for which incentive stock options and non-statutory stock options may be granted and the individuals to whom, the times at which, and the exercise price for which options will be granted.

     The exercise price of all incentive stock options granted under the Stock Option Plan must be at least equal to the fair market value of such shares on the date of the grant, or, in the case of incentive stock options granted to the holder of 10% or more of our common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which incentive stock options may be granted is ten years from the date of grant or five years in the case of an individual owning more than 10% of our common stock. The aggregate fair market value of shares as determined at the date the option is granted with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000. If such amount exceeds $100,000, the Board of Directors or the stock option committee may, when the options are exercised and the shares transferred to an employee, designate those shares that will be treated as incentive stock options and those that will be treated as non-statutory stock options.

     As of the date hereof, no options under the Stock Option Plan have been granted.

Compensation of Directors

     Our directors do not receive compensation for their services as directors; however, the Board of Directors may authorize the payment of compensation to directors for their attendance at regular and special meetings of the Board and for attendance at meetings of committees of the Board as is customary for similar companies. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to NEPC. As of the date of this prospectus, no person has received compensation for serving as a director.

Limitation on Liability of Directors

     The Delaware General Corporation Law permits a corporation, through its Certificate of Incorporation, to exonerate its directors from personal liability to the corporation, or to its stockholders, for monetary damages for breach of fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. Our Certificate of Incorporation exonerates its directors from monetary liability to the extent permitted by this statutory provision.

     We have been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Act, that provision is against public policy as expressed in the Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information concerning beneficial ownership of NEPC common stock as of November 1, 1998 and immediately following the offering by

*    each person owning 5% or more of the outstanding  shares of common stock,
* each director, 1each executive officer named in the Summary Compensation Table, and
*    all directors and officers as a group:

     The applicable percentage is based on 2,785,270 shares outstanding on June 1, 1999 and 3,785,270 to be outstanding upon consummation of this offering. The percentage calculations do not include shares to be issued if the over-allotment option is exercised.


                                          Amount and                  Percentage of       Amount and            Percentage of
                                          Nature Beneficially         Common Stock        Nature Beneficially   Common Stock
                                          Owned Before                Owned Before        Owned After           Owned After
                                          Offering                    Offering            Offering              Offering
Name
Goran Haggqvist                           1,208,729(3)                 43.2%              1,158,729(1)           30.5%
Karlaplan 10
Stockholm, Sweden


Bjorn Nysted                              1,158,818(4)                 41.4%              1,108,818(2)           29.2%
c/o Nortelco Nordic AS
P.O. Box 116
Manglerud Oslo, Norway

Jan Haggqvist                               185,844                     6.6%                185,844               4.9%
Overas Parkvagen 18
Gothenburg, Sweden

Tore Strand                                          0                     0                         0             0
c/o Nortelco Nordic AS
P.O. Box 116
Manglerud Oslo, Norway

Espen Komnaes                                        0                     0                         0             0
c/o Komnaes & Huser ANS
P.O. Box 1661 Vika
Oslo, Norway

All Officers and                          2,367,547(5)                    84.6%           2,267,547(3)           59.7%
Directors as a
Group (4 persons)


     The applicable percentage of ownership is based upon 2,785,270 shares of common stock issued and outstanding before the Offering and 3,785,270 shares of common stock issued and outstanding after the Offering. However, each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person and that are exercisable or convertible within sixty (60) days have been exercised or converted. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days upon the exercise of options or warrants.

     Unless otherwise provided herein, NEPC believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

     (1) Mr. Haggqvist is the Chairman and a Director of NEPC and a Director of Nortelco Nordic AS. Amount and percentage of shares owned after the offering gives effect to the sale of 50,000 shares of common stock by Mr. Haggqvist.

     (2) All shares are owned by Nordic Business Development AS, a privately held corporation controlled by Mr. Nysted and certain of his family members. Mr. Nysted is the President and a Director of NEPC, and the Managing Director, President, and a Director of Nortelco Nordic AS. Amount and percentage of shares owned after the Offering gives effect to the sale of 50,000 shares of common stock by Nordic Business Development AS.

     (3) See footnotes (3) and (4).

                              SELLING STOCKHOLDERS

     The following table set forth certain information at July 1, 1999 and as adjusted to reflect the sale of the common stock by the Selling Stockholders.

                                                                 Shares
                                                              Beneficially                       Shares
          Name of                                                 Owned                          Owned
                                                                  Prior             Shares       After
        Stockholder                                            to Offering          Offered      Offering

Jeff Levine                                                         14,730             14,730    0
Ballard Property Co. #1 Ltd.                                         7,365              7,365    0
Richard Metsch                                                       7,365              7,365    0
George Rutland                                                      14,730             14,730    0
Silverio Conte                                                       7,365              7,365    0
Wayne Wiseman                                                       14,730             14,730    0
Joseph Raimando                                                      7,365              7,365    0
Deborah Caruso                                                      14,730             14,730    0
Sierra Holding Trust                                                14,730             14,730    0
Marcel Aronheim                                                      7,365              7,365    0
ATB, Inc.                                                            7,365              7,365    0
Edward Wilkins                                                       7,365              7,365    0
Joseph DiMauro                                                       7,365              7,365    0


                              PLAN OF DISTRIBUTION

     In Connection with this Offering, the Underwriters of this Initial Public Offering May Effect Transactions Which Stabilize or Maintain the Market Price of the Shares at Levels above That Which Might Otherwise Prevail in the Open Market. Such Stabilization, If Commenced, May Be Discontinued at Any Time.

     The selling stockholders are free to offer and sell their shares of common stock at such times, in such manner and at such prices as they shall determine. Such common stock may be offered by selling stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling stockholders may also use Rule 144 under the Securities Act, to sell such securities, if he meets the criteria and conform to the requirements of such Rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling stockholders.

     The selling stockholders have advised us that sales of common stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the common stock, or a combination of such methods of sale, at fixed price which may be changed, at market prices prevailing at the time of sale, or at negotiated prices, the selling stockholders may effect such transactions by selling common stock directly to purchasers or to or through broker/dealers which may act as agents or principals. Such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of common stock for whom such broker/dealers may act as agents or to whom they sell as principal, or both. Compensation to a particular broker/dealer who may act as an agent may exceed customary commissions. The selling stockholders and any broker/dealers that act in connection with the sale of the common stock might be deemed to be "underwriters" within them meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders may agree to indemnify any agent, dealer or broker/dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities, they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of his common stock, the selling stockholders, any selling broker/dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with the Offering.


                              CERTAIN TRANSACTIONS

     During November 1995, Goran Haggqvist, a director of NEPC, converted a $1,000,000 loan that he had made to NEPC into an aggregate of 2,643,700 shares of NEPC.

     During April 1997, NEPC's subsidiary, Nortelco AS, borrowed an aggregate of approximately $104,000 from Goran Haggqvist, a director of NEPC, in order to provide additional funds for working capital. The loan bears interest at the rate of 10% per annum and is payable on demand.

     During February 1998, our subsidiary, Nortelco AS, borrowed an aggregate of approximately $121,250 from Goran Haggqvist, a director of NEPC, in order to provide additional funds for working capital. The loan bears interest at the rate of 10% per annum and is payable on demand.

     During September 1998, our subsidiary, Nortelco AS, borrowed an aggregate of approximately $156,000 from Goran Haggqvist, a director of NEPC, in order to provide additional funds for working capital. The loan bears interest at the rate of 10% per annum and is payable on demand.

     During October 1998, NEPC borrowed an aggregate of $150,000 from Goran Haggqvist, a director of NEPC, in order to provide additional funds for working capital to fund, among other things, the repurchase of certain shares of common stock of NEPC, and to repay certain outstanding promissory notes of NEPC, and to pay accrued interest on certain outstanding promissory notes of NEPC. The loan bears interest at the rate of 10% per annum and is payable on demand.

     In December 1998, NEPC entered into an agreement with Interaction Development Group AS, a Norwegian corporation, pursuant to which NEPC sold 100% of the shares of Storebro Machine AB to Interaction Development Group. The purchase price of the transfer was a maximum of NOK2,000,000, and was payable only upon Storebro achieving profitability in fiscal year 1999. Bjorn Nysted, the President and a director of NEPC is the Chairman of the Board of Interaction Development Group. NEPC's financial statements have been adjusted to reflect the sale and discontinuance of the business of Storebro.

                            DESCRIPTION OF SECURITIES

Common Stock

     NEPC is authorized to issue up to 24,000,000 shares of common stock, $.001 par value per share, 2,785,270 of which are issued and outstanding as of the date of this prospectus. The holders of the common stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available therefore.

     Subject to the rights that may be designated by the Board of Directors to the holders of any preferred stock, the holders of the common stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of NEPC to share ratably in the net assets of NEPC available for distribution. Shares of our common stock do not have cumulative voting rights and vote as a class on all matters requiring stockholder approval. Therefore, the holders of a majority of the shares of common stock may elect all of the directors of NEPC, control its affairs and day to day operations. The shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of our common stock are fully paid for and non-assessable.

Preferred Stock

     NEPC is authorized to issue 1,000,000 shares of "blank check" Preferred Stock par value $.001 per share. The preferred stock may be issued from time to time, in one or more series, upon authorization by our Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely effect the voting power of the holders of the common stock and, under certain circumstances, make it more difficult for a third party to gain control of NEPC, discourage bids for our common stock at a premium or otherwise adversely effect the market price of the common stock, if the common stock is ever publicly traded, of which there are no assurances. As of the date hereof, we have no plans to issue, or any present intention to issue any such shares. Pursuant to an agreement with the underwriters, NEPC may not issue shares of preferred stock for a period of two years from the effective date of this prospectus, without the consent of the underwriters.

Transfer Agent and Warrant Agent

     The transfer agent for NEPC's common stock is Olde Monmouth Stock Transfer Co., Inc., Middletown, New Jersey.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, we will have 3,785,270 shares of common stock outstanding (3,970,155 shares if the underwriters' over-allotment option is exercised in full). All of the shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the company which will be subject to certain limitations of Rule 144 adopted under the Securities Act.

     The 2,785,270 presently outstanding shares of common stock are restricted securities and will be subject to the resale limitations provided for in Rule
144. Under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the company, who has owned restricted shares of common stock beneficially for at least two years, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A nonaffiliate who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. In meeting the two and three year holding periods described above, a holder who has purchased shares can include the holding periods of a prior owner who was not an affiliate of the company.

     Giving effect to the sale of 1,000,000 shares by NEPC and 232,570 shares by the selling stockholders, we will have 3,785,270 shares of common stock issued and outstanding of which 2,552,700 will be designated "restricted securities."

     All of our securityholders, on the date hereof, have agreed not to publicly sell, for a period of two (2) years from the date of this prospectus, any shares of our common stock without the prior written consent of Mason Hill. Mason Hill's decision whether to release such individuals from their lock-ups will be dependent upon market conditions, including the price and volume of our securities, as well as the need to maintain orderly market conditions.

     Prior to this offering, there has been no sustained market for any securities of NEPC. The effect, if any, of public sales of the restricted shares of common stock or the availability of such shares for future sale at prevailing market prices cannot be predicted. Nevertheless, the possibility that substantial amounts of restricted shares may be resold in the public market may adversely affect prevailing market prices for the common stock, if any such market should develop.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement between NEPC and the underwriters, for which Mason Hill & Co., Inc. is acting as representative, NEPC and the selling stockholders have agreed to sell to each of the underwriters named below, and each of such underwriters has severally agreed to purchase the number of shares of common stock set forth opposite its name. All 1,232,570 shares offered must be purchased by the several underwriters if any are purchased. The shares are being offered by the underwriters subject to prior sale, when, as and if delivered to and accepted by the underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.


Underwriter                                                          Number of
                                                                     Shares

Mason Hill & Co., Inc.




         Total                                                       1,232,570

     Mason Hill has advised us that the underwriters propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and that the underwriters may allow to certain dealers who are members in good standing with the National Association of Securities Dealers, Inc. ("NASD") concessions, not in excess of $ ____ per share of common stock. After the initial public offering, the public offering price and concessions may be changed by the underwriters.

     NEPC has granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 184,885 shares of common stock by NEPC, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments in the sale of the shares of common stock offered hereby.

     NEPC and the selling stockholders have agreed to pay the underwriters a non-accountable expense allowance of 3% of the gross proceeds of the shares of common stock sold in this offering, or a total of $150,000 and $34,885.50, respectively ($177,732.75 and $34,885.50, respectively, if the over-allotment option is exercised in full), none of which has been paid prior to the date hereof.

     The underwriting agreement provides for reciprocal  indemnification between
NEPC  and  the  underwriters   against  certain  civil  liabilities,   including
liabilities under the Securities Act of 1933.

     We have agreed to sell to the underwriters or their designees, at a price of $10, warrants, which entitle the underwriters to purchase up to 123,257 shares of common stock of NEPC. The securities issuable upon exercise of the underwriters' warrants are identical to those offered pursuant to this prospectus. The underwriters' warrants will be exercisable at a price of $6.00 per share for a period of four years commencing one year from the date of this prospectus, and they will not be transferable except to underwriters and selected dealers and officers and partners thereof. Any profit realized upon any resale of the underwriters' warrants or upon any sale of the shares of common stock may be deemed to be additional underwriters' compensation. We have agreed that, upon written request of the then holder(s) of at least a majority of the underwriters' warrants, we will register or file a post-effective amendment with respect to any registration statement registering the underwriters' warrants and the underlying securities under the Securities Act at our sole expense. In addition, we have also agreed to certain "piggy-back" registration rights for the holders of the underwriters' warrants and the underlying securities.

     We have agreed that for a period of three years, Mason Hill will have the right to designate a person to be a non-voting advisor to our Board of Directors who will receive the same compensation as a nonofficer member of the Board of Directors and who will be indemnified by us against any claims arising out of his participation at meetings of the Board of Directors. In lieu of Mason Hill's right to designate an advisor to the Board of Directors, Mason Hill shall have the right during such three year period, in its sole discretion, to designate one person for election as a director of NEPC and we will use our best efforts to obtain the election of such person who shall be entitled to receive the same compensation, expense reimbursements and other benefits as any other director. The identity of such person has not been determined as of the date hereof, and it is not expected that such right will be exercised in the immediate future.

     The underwriters have informed us that they do not expect sales of shares to be made to discretionary accounts to exceed 1% of the shares of common stock offered hereby.

     The offering is subject to the agreement by all present stockholders of NEPC that they will not sell any shares of common stock to the public without the prior written consent of Mason Hill for a period of twenty-four months.

     We have agreed to enter into an agreement with Mason Hill retaining them as a financial consultant for a period of three years from the date hereof, pursuant to which they will receive fees aggregating $100,000 which fees will be payable in full at closing.

     The foregoing is a summary of the principal terms of the underwriting agreement, the underwriters' warrant, and the consulting agreement. Reference is made to the copies of the underwriting agreement, the underwriters' warrant agreement and the consulting agreement which are filed as exhibits to the Registration Statement of which this prospectus forms a part.

     Prior to the offering, there has been no sustained public market for the common stock. Consequently, the offering price of the common stock has been determined by NEPC and the underwriters and are not related to our asset value, earnings, book value or other such criteria of value. Factors considered in determining the offering price of the common stock include principally, the prospects for the industry in which NEPC operates, our management, the general condition of the securities markets and the demand for securities in similar industries.

     Upon completion of this offering, our common stock will be listed on the Nasdaq SmallCap Market under the symbol "NEPC." In order to maintain our listing on Nasdaq, we are required to maintain net tangible assets of at least $2,000,000 and to have a bid price for our common stock of at least $1.00 per share. Upon completion of this offering we will have net tangible assets of approximately $4,726,000.

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered hereby will be passed upon for NEPC by Sichenzia, Ross & Friedman LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gersten, Savage & Kaplowitz, LLP, New York, New York. Komnaes & Huser has advised NEPC on certain legal matters in connection with this offering with respect to the laws of Norway.

                                     EXPERTS

     The consolidated financial statements of Nordic Equity Partners Corp. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and Registration Statement have been audited by Ernst & Young AS, independent auditors, as set forth in their report thereon appearing elsewhere herein.

                               CHANGE IN AUDITORS

     In April 1997, NEPC dismissed McManus & Co., P.C. as its independent auditors, and subsequently engaged Ernst & Young AS as its independent auditors. McManus & Co., P.C. was originally retained as NEPC's independent auditors in connection with our previously withdrawn public offering. NEPC dismissed McManus & Co., P.C. as a result of the refusal by the Securities and Exchange Commission to accept the audit report rendered by McManus & Co., P.C., which refusal was based upon the failure by McManus & Co., P.C. to properly perform their audit and the failure by McManus & Co., P.C. to comply with applicable auditing standards.

Shareholders and Board of Directors
Nordic Equity Partners Corp.



                         REPORT OF INDEPENDENT AUDITORS

     We have audited the accompanying consolidated balance sheets of Nordic Equity Partners Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nordic Equity Partners Corp. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.



/s/ERNST & YOUNG AS
ERNST & YOUNG AS
Oslo, Norway


July 15, 1999

                          Nordic Equity Partners Corp.
                           Consolidated Balance Sheets

                                                         December 31,
                                            Note        1998      1997
                                                        (in thousands)
Assets

Current assets
Cash and cash equivalents                              $ 543     $ 547
Restricted cash and cash equivalents                     146       137
Trade accounts receivable                    6         3,306     4,899
Other receivables                                        137       127
Inventories                                  5         2,722     3,765
Prepaid expenses                                         499       250
                                           ------------------ ------------------

Total current assets                                   7,353     9,725
                                           ------------------ ------------------

Property, plant and equipment, net           7,10      1,107     1,173
Prepaid pension expenses                     11          242       326
Agency and distribution rights                         1,055     1,295
Other assets                                              23        39
                                           ------------------ ------------------

Total assets                                         $ 9,780  $ 12,558
                                           ================== ==================

                          Nordic Equity Partners Corp.
                          Consolidated Balance Sheets

                                                            December 31,
                                           Note          1998         1997
                                                           (in thousands)

Liabilities and Shareholders' Equity

Current liabilities
Short-term borrowings .............          8         $ 2,151        $ 3,118
Accounts payable .............                           2,346          3,112
Witholding tax and other taxes payable                     860            984
Income taxes payable .............           13            190             59
Prepayments from customers .............                   275            270
Current portions of long-term debt .....     9             193            167
Related party debt .............             14            604             59
Other currrent liabilities .............                   439            496
                                                       --------       --------

Total current liabilities .............                  7,058          8,265
                                                       --------       --------

Long-term liabilities
Long-term debt .............                 9             536            746
Related party debt .............             14             --            246
Deferred income taxes .............          13            144            171
                                                       --------       --------

Total long term liabilities ..........                     680          1,163
                                                       --------       --------

Total liabilities .............                          7,738          9,428
                                                       --------       --------

Shareholders' equity
Common stock, 0.001 par value, 24,000,000
shares authorized, 2,800,000 and 2,785,270
shares issued and, outstanding at December
31, 1997 and 1998, respectively                              3              3
Capital in excess of par value .......                   3,330          3,333
Retained earnings (accumulated deficit)                   (887)            98
Other comprehensive income ...........                    (404)          (304)

Total shareholders' equity ...........                   2,042          3,130
                                                        --------      --------

Total liabilities and shareholders' equity              $9,780        $ 12,558
                                                        ========      ========

                          Nordic Equity Partners Corp.
           Consolidated Statements of Income and Comprehensive Income

                                                                          For the year ended December 31,
                                                              Note       1998        1997        1996
                                                                    (in thousands except per share amounts)

Net sales ...........................................                 $ 22,139    $ 21,665    $ 22,042
Cost of goods sold ..................................                   13,104      13,076      13,403

Gross profit ........................................                    9,035       8,589       8,639

Sales and marketing expenses ........................                    2,675       2,984       2,525
General and administrative expenses .................                    5,532       5,032       5,408
Amortization of agency and distribution rights ......                      224         232         198

Income from operations ..............................                      604         341         508

Interest income .....................................                       37          19          24
Interest expense ....................................                     (368)       (362)       (465)
Net foreign exchange (losses) gains .................                      (14)          4          42

Income (loss) from continuing operations before taxes                      259           2         109

Current income taxes ................................           13         268         116         221
Deferred income taxes ...............................           13         (24)         (1)        (25)

Total taxes .........................................                      244         115         196

Income (loss) from continuing operations ............           15        (113)        (87)

Discontinued operations:

Income (loss) from discontinued operations ..........            4        (275)        (41)        210
Loss from disposal of discontinued operations
to related parties ..................................            4        (725)         --          --

Net income (loss) ...................................                 $   (985)   $   (154)   $    123

Other comprehensive income:
Translation adjustments .............................                     (100)       (473)        (82)

Comprehensive income (loss) .........................                   (1,085)       (627)         41

Earnings per share:

Basic and diluted, continuing operations ............           16        0.00       (0.04)       (0.03)
Basic and diluted, discontinued operations ..........           16       (0.36)      (0.01)        0.08

Basic and diluted, total ............................           16       (0.36)      (0.05)        0.05

                          Nordic Equity Partners Corp.
                     Consolidated Statements of Cash Flows

                                                 For the year ended December 31,
                                                    1998      1997        1996
                                                         (in thousands)

Cash flows from operations
Net income (loss) ............................   $  (985)   $  (154)   $   123
Deferred taxes ...............................       (24)        (1)       (25)
Depreciation .................................       252        330        275
Amortization of agency and distribution rights       224        232        198
Gain (loss) from disposal of assets ..........        (2)        10         (6)
Changes in inventories .......................       909        418       (295)
Changes in accounts receivable ...............     1,420     (1,217)      (448)
Changes in accounts payable ..................      (654)        71         20
Changes in other assets and liabilities ......       157       (498)        55

Cash flows from operating activities .........     1,297       (809)      (103)

Cash flows from investing activities
Purchases of equipment .......................      (430)      (533)      (249)
Proceeds from disposal of assets .............       181         36         46
Investments in other assets ..................      --         (351)       (76)
Proceeds from disposal of other assets .......        15         64       --

Cash flows from investing activities .........      (234)      (784)      (279)

Cash flows from financing activities
Proceeds from bridge and term loans ..........       105        106      1,137
Payments on bridge and term loans ............      (542)      --         --
Net change in short term cerdit lines ........      (420)       977        (99)
Proceeds from long-term debt .................      --          763       --
Payments on long term debt ...................      (210)      (116)      (787)
Issuances of common stock ....................      --         --           50

Cash flows from financing activities .........    (1,067)     1,730        301

Net changes in cash and cash equivalents .....        (4)       137        (81)
Cash and cash equivalents at beginning of year       547        410        491

Cash and cash equivalents at end of year .....   $   543    $   547    $   410


                          Nordic Equity Partners Corp.
           Consolidated Statement of Changes in Shareholders' Equity

                       (in thousands except share amounts)

                                                                                               Other
                                          Common stock            Paid in       Retained    Comprehensive
                                        Shares      Amount        Capital       Earnings       Income       Total

Balance, December 31, 1995,
as previously reported ..........        8,932    $             $    1,161    $      938    $      298    $    2,397

Restatement (see Note 2) ........    2,643,700             3         2,122          (809)          (47)        1,269

Restated balance, January 1, 1996    2,652,632             3         3,283           129           251         3,666

Foreign currency adjustments ....                                                                  (82)          (82)

Common stock issuances ..........      147,368                          50                                        50

Net income ......................                                                    123                         123
                                     ----------    ----------    ----------    ----------    ----------   ----------

Balance, December 31, 1996 ......    2,800,000             3         3,333           252           169         3,757

Foreign currency adjustments ....                                                                 (473)         (473)

Net loss ........................                                                   (154)                       (154)
                                     ----------    ----------    ----------    ----------    ----------   ----------
Balance, December 31, 1997 ......    2,800,000             3         3,333            98          (304)        3,130

Foreign currency adjustments ....                                                                 (100)         (100)

Share repurchase ................      (14,730)                         (3)                                       (3)

Net loss ........................                                     (985)                       (985)
                                     ----------    ----------    ----------    ----------    ----------   ----------

Balance, December 31, 1998 ......    2,785,270    $        3    $    3,330    $     (887)   $     (404)   $    2,042

                          Nordic Equity Partners Corp.
                 Notes to the Consolidated Financial Statements

     1. Organization and basis of presentation

        Nordic Equity Partners Corp. (the "Company") was incorporated under the laws of Delaware in May 1994 under the original name First Nordic Equity Partners Corp. Sherman, Goelz & Associates ("SGA"), was incorporated under the laws of Nevada in November 1986 under the original name Pearl Ventures. In May 1995, in order to effect a change in domicile, SGA was merged with and into the Company pursuant to an Agreement and Plan of Merger ("Merger"), and SGA ceased to exist as a corporate entity. In the Merger each shareholder of SGA received one share of the Company for each share owned in SGA. At the date of the Merger, the Company had no assets, liabilities or operations. The Merger was accounted for as a reorganization of entities under common control, and therefore treated in a manner similar to a pooling of interest. Accordingly, references to the Company for periods prior to the Merger refer to transactions of SGA. Prior to the November 1994 transactions described below, SGA had no operations or investments.

        In November 1994 the Company acquired 100% of the common stock of Storebro Machine AB ("Storebro"), a Swedish company owned by one of the Company's minority shareholders, for $215,000 in cash and the issuance of 722 shares of the Company's common stock. The aquisition was accounted for using the purchase method of accounting and accordingly, the operating results of Storebor have been included in the Company's consolidated financial statements since the date of acquisition. The fair value of the net assets of Storebro at the date of acquisition were equal to the book value of the net assets of $664,000. Accordingly the value of $449,000 assigned to the 722 shares of the Company's common stock was equal to the historical book value of the net assets ($664,000) reduced by the cash payment ($215,000).
        In December 1998, the Company sold Storebro (see Note 4).

        In  November  1994  the  Company  acquired  80% of the  common  stock of
        Nortelco AS, a Norwegian company ("Nortelco") for $1,781,000. $785,000 of the purchase price was paid in cash and the remainder by the issuance of 1,127 shares of the Company's common stock. The purchase price of $1,781,000 was established by negotiations between the parties using fair value calculations based on discounted cash flow analysis and other accepted valuation methodologies. Accordingly, the $996,000 difference between the cash portion of the purchase price and the total purchase price has been attributed to the shares issued in the purchase. The acquisition was accounted for using the purchase method of accounting and accordingly, the operating results of Nortelco have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair value of net assets of Nortelco at the date of acquisition in the amount of $996,000 was allocated to agency and distribution rights. The agency and distribution rights are being amortized on a straight line basis over 10 years. The remaining 20% of the common stock of Nortelco was contributed to the Company in 1995 (see Note 14).

        The Company has two wholly-owned Norwegian subsidiaries, Nortelco AS and Nortelco Nordic AS. Nortelco is an operating company and has three wholly-owned operating subsidiaries, Nortelco System Teknikk AS and
        Brannteknikk  AS,  both   incorporated  in  Norway,   and  Nortelco  AB,
        incorporated in Sweden. All of the operating subsidiaries are principally engaged in the importation and distribution of products for use in the electronic, electrical and audio visual industries. To a lesser extent the operating subsidiaries also design, install and sell customized conference room and auditorium facilities. Nortelco Nordic AS is a holding company under which the Company intends to reorganize its operating subsidiaries.

     2. Restatement of prior year results

        In 1998, the Company determined that certain aspects of it's accounting for the acquisitions of Nortelco and Storebro should be corrected. The acquisiton of Nortelco have been corrected due to miscalculation of the value assigned to the agency and distribution rights. The acquisition of Storebro have been corrected to use the purchase method of accounting instead of common control accounting. Additionally, the conversion of a $1,000,000 shareholder loan in exchange for 2,643,700 shares of the Company's common stock, previously recorded in 1996, was determinated to have been transacted in 1995. Accordingly, the accompanying balance sheet at December 31, 1997 and related statements of income and comprehensive income and cash flows for the years ended December 31, 1996 and 1997 have been restated to reflect these corrections. Furthermore, the impact on periods prior to January 1,1996 have been reflected as a restatement of shareholders equity at that date.


        The impact on net income and shareholder's equity of the restatement is a follows:

                                                               December 31,
                                                               1997     1996
                                                              (in thousands)

Net income (loss) as previously reported                    $ (124)   $ 153
Net income (loss) as restated                                 (154)     123

                                                            $  (30)   $ (30)


                                                               December 31,
                                                               1997     1996
                                                              (in thousands)

Shareholders' equity, as previously reported                $ 2,921   $ 3,518
Shareholders' equity, as restated                             3,130     3,757

                                                            $   209   $   239
                                                            =======   ==========


     3. Summary of significant accounting policies

        The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

        Consolidation principles

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

        The subsidiaries located outside of the United States use their local currency as their functional currency. The assets and liabilities of foreign subsidiaries are translated into US dollars using the rate of exchange as of the balance sheet date. For the consolidated income statement, an average exchange rate is used. Translation gains and losses are accumulated and included as a separate component of stockholders' equity. The balance sheet item "Other comprehensive income" consists soley of these accumulated translation gains and losses.


        Cash and cash equivalents

        Cash and cash equivalents include cash on hand and bank deposits. Cash equivalents are considered to all be highly liquid investments with original maturities of three months or less at the date of acquisition. Restricted cash and cash equivalents represent amounts required to fund periodic remittances to the Norwegian fiscal authorities for payroll withholdings. Under Norwegian law such amounts are required to be segregated from the Company's operating cash and cash equivalents.


           Inventories

        Inventory is stated at the lower of average cost or market. Inventory reserves are established for slow-moving and obsolete inventory based on the passage of time and historical and projected sales activity.


        Property, plant and equipment

        Property, plant and equipment is recorded at cost. Depreciation is provided using straight-line and accelerated methods.

        The useful lives utilized for this purpose are:

Automobiles              4-5 years
Machinery and Equipment  3-4 years


               Revenue

        Revenue from the sale of products is recorded when the merchandise is shipped to customers. Estimated returns are accrued for when the revenue is recorded. Revenue from design and installation services is generally recorded using the percentage of completion method. Revenue from service and repair is recorded as the related services are performed.

          Income taxes

          The Company accounts for certain income and expense items differently for financial reporting purposes than for tax purposes. Provisions for deferred taxes are made in recognition of such temporary differences, following the requirements of Financial Accounting Standards Board No. 109 "Accounting for Income Taxes."


        Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of cash and trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base. The Company maintains cash and cash equivalents with various financial institutions located throughout Norway and Sweden. The Company's policy is designed to limit exposure to any one institution. Deposits are required for any large orders or for orders from buyers not having established a trading history with the Company.


        Agency and distribution rights

        Agency and distribution rights represent the value assigned to exclusive distribution rights granted to Nortelco by various suppliers from whom Nortelco purchases products for resale. These rights were acquired at the date of the Nortelco acquisition and are being amortized on a straight-line basis over 10 years. Accumulated amortization at December 31, 1998 and 1997 amounted to $1,168,000 and $944,000, respectively.


        Impairment of Long Lived and Identifiable Intangible Assets

        The Company evaluates the carrying value of long lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be recognized when the estimated undiscounted future cash flows is less than the carrying amount of the asset.


        Fair value of financial instruments

        The carrying value of financial instruments such as cash, accounts receivable, accounts payable and short-term borrowings approximate their fair value based on the short-term maturities of there instruments. The carrying value of long-term debt approximates fair value based on quoted market prices for the same or similar issues as well as the current rates offered to the Company. The fair value of related party debt is not determinable.


        Basic and Diluted Earnings Per Share

        In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to SFAS 128 requirements.

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     4. Discontinued operations

        In December 1998, the Company sold 100% of the common stock of Storebro for no current consideration. The President of the Company and a major shareholder, is a member of the Board of Directors of Interaction Development Group ("IDG") the company which purchased Storebro. In addition the major shareholder has an ownership interest in the company controlling IDG. Under the terms of sale if Storebro is resold prior to December 31, 1999, a contingent sales price of up to $263,000 is payable to the Company. The Company retains no interest in Storebro, is no longer responsible for its operations or managment and has not guaranteed or retained any of Storebro's liabilities.The results of operations of Storebro prior to the sale have been classified as discontinued operations in the accompanying financial statements. In the years ended December 31, 1996, 1997 and 1998, Storebro's net sales amounted to $4,522,000 ,$3,897,000 and $2,458,000, respectively. In connection with the sale the Company recorded a loss of $725,000 which is equal to the book value of Storebro at the date of disposal.


     5.    Inventories


        Inventory consists of the following:

                      December 31,
                    1998      1997
                    (in thousands)

Finished goods .   $2,722   $3,352
Work in progress     --        413
                            ------

                   $2,722   $3,765
                   ======   ======


     6. Trade accounts receivable

        Trade accounts receivable consists of the following:

                                        December 31,
                                      1998       1997
                                      (in thousands)

Trade accounts receivables .....   $ 3,318    $ 4,911
Provisions for doubtful accounts       (12)       (12)

Net accounts receivable ........   $ 3,306    $ 4,899
                                   =======    =======

     Trade accounts receivable include $410,000 and $105,000 of unbilled amounts related to the use of the percentage of completion method of accounting at December 31, 1998 and 1997, respectively.

     7. Property, plant and equipment

     Property and equipment and related accumulated depreciation are summarized as follows:

                                    December 31,
                                  1998       1997
                                   (in thousands)

Machinery and equipment .....   $ 2,671    $ 2,609
   Automobiles ..............       603        687
Less accumulated depreciation    (2,167)    (2,123)

         Total ..............   $ 1,107    $ 1,173
                                =======    =======


     8. Short-term borrowings

        The Company's subsidiaries have available short-term credit lines which amounted to $2,060,000 at December 31, 1998. The credit arrangements do not have fixed termination dates and are renewable annually by the banks subject to adjustments in interest rates and collateral. Borrowings under the credit lines bear interest at 10% as of December 31, 1998 and 7% as of December 31, 1997. The Company had $1,346,000 and $1,875,000
        outstanding under these credit lines at December 31, 1998, and 1997, respectively.

        The credit lines are secured by substantially all of the Company's accounts receivable, inventories property, plant and equipment.

        The following items are also included in short-term borrowings:

                                                                       December 31,
              Interest-  Maturity        Terms of repayment          1998       1997
                rate       date      Principal    Interes            (in thousands)



Bridge loans   10.0 %   Sep. 1999    at maturity   year end           805       1,093
   Term loan   12.0 %   April 1998   at maturity   at maturity        --          150

Total                                                               $ 805     $ 1,243

        The bridge loans which were received in a private placement in 1996 are unsecured term loans originally payable on the earlier of the closing of an Initial Public Offering (IPO) of the Company or February 15, 1998. In 1998 the holders of the bridge loans agreed to extend the due date to the closing of the IPO. Four of the original holders, representing $237,500 in loans, have requested repayment of the borrowings. Three of these holders have received full repayment as per December 31, 1998.

        In 1999 the holders of the bridge loans agreed to further extend the due date to the earlier of the closing of an IPO or September 15, 1999.

     9. Long-term debt

        Long-term debt consists of the following:

                                                                             December 31,

Bank                 Interest-     Maturity        Terms of repayment      1998     1997
                     rate          date        Principal   Interest        (in thousands)

Gjensidige, Norway   10.5 %        various     monthly     monthly         $189      $247
Gjensidige, Norway   10.0 %        Aug. 2004   quarterly   quarterly        540       659
   DnB, Norway ...   9.5 %         various     monthly     monthly           --         7

                                                           Total           $729      $913
                                                           less current
                                                           portion          193       167

                                                                            536       746

          Average rate for 97 The interest rates applicable during 1997 ranged between 5.4% and 6.4% on an annual basis. All of the 5.65% loans have variable interest rates.

          Interest paid on short-term borrowings and long-term debt amounted to $368,000, $438,000 and $487,000 for Average rate for 96 the years ended December 31, 1998, 1997 and 1996, respectively. 8.18%

          Aggregate principal payments for the next five years subsequent to December 31, 1998 are as follows:

1999                                    $ 193
2000                                      154
2001                                      122
2002                                       95
2003                                       95
Thereafter                                 70
Total minimum principal payments        $ 729
                                   ==========

    10.    Commitments

                Leases

        Equipment with a cost and accumulated amortization of $101,968 and $76,476, respectively, at December 31, 1998 ($95,070 and $47,535, respectively at December 31, 1997) have been leased under capital leases. In addition, the Company leases certain property and equipment under operating lease agreements which expire through 2002.

        Future minimum annual capital and operating lease commitments at December 31, 1998 are as follows:

                                        Operating Capital
                                         Leases  Leases
                                         (in thousands)

                                   1999   $264   $ 27
                                   2000    195      0
                                   2001     67      0
                                   2002      2      0
                                   2003      0      0
    Thereafter ........................      0      0
Total minimum lease payments ..........   $528   $ 27
                                          ====   ====
Amount representing interest ..........             4
Present value of minimum lease payments            23
Current portion .......................            23
Long-term portion .....................          $ 23
                                                 ====

        Operating lease expenses amounted to approximately $ 328,000, $310,000 and 360,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


        Letters of credit

        The Company has outstanding letters of credit at December 31, 1998 in the aggregate amount of $698,000. The letters of credit secure the Company's obligations under certain leases and its obligations under certain uncompleted projects for customers. The Company pays fees of 1,5% of the total outstanding letters of credit.

    11. Pension plans and related provisions

        The Company sponsors a defined benefit pension plan for its Norwegian employees. The Company makes annual payments to the plan, which is administered and executed by a nationally approved insurance company. The fund complies with the applicable Norwegian laws on pension funds, which define investment profile standards and investment assets. Investment assets consists of debt and equity securities. Contributions to the plan are defined by approved actuaries using employee historical data and experience ratings. The employee benefits paid at retirement are based on a formula related to salary at the time of retirement and years of service.

        For the company sponsored defined benefit pension plan, net periodic pension costs included in the statement of operations includes the following components:

                                                              December 31,
                                                            1998   1997    1996
                                                                  (in thousands)
Employee service cost earned during the year ...      $     112    $ 99    $104
Interest charges on projected benefit obligation             60      66      46
Expected return on plan assets .................            (91)    (89)    (99)
Recognized net acturial losses .................              4      17
Amortization of prior service cost .............            (13)    (14)    (15)

Total net periodic pension cost ................      $      72    $ 79    $ 36

               The following table sets forth the funded status of the defined benefit pension plan and the corresponding amounts recognized in the consolidated balance sheet at December 31:

                                                                 December 31,
                                                               1998      1997
                                                               (in thousands)

Change in benefit obligation:


Projected benefit obligation at beginning of year        $     1,120    $  844
  Service cost ..................................                112        99
 Interest cost ..................................                 60        66
Actuarial (gains) losses ........................               (161)      240
Foreign currency exchange rate (gains) losses ...                (41)     (114)
Benefit payments ................................                (20)      (15)

Projected benefit obligation at end of the year .        $     1,070    $1,120

Change in plan assets:

Fair value of at beginning of year ..........   $ 1,271    $ 1,459
Actual return on plan assets ................       117          2
Foreign currency exchange rate gains (losses)       (49)      (175)
Benefit payments ............................       (20)       (15)

Fair value at the end of the year ...........   $ 1,319    $ 1,271


Funded status of the plan (overfunded) ......   $   249    $   151
Unrecognized actuarial (gain) loss ..........       176        378
Unrecognized prior service cost .............      (183)      (203)

Prepaid pension cost ........................   $   242    $   326


For purposes of the above disclosure, the following assumptions were used:
                                             1998    1997    1996
 Discount rate ...........................   6.5 %   6.5 %   6.5 %
Assumed long-term rate of return on assets   7.5 %   7.5 %   7.5 %
Rate of compensation increase ............   3.0 %   3.0 %   3.0 %

    12. Shareholders' equity

        Retained Earnings

        The Company is a holding company with no operations of its own. Accordingly, the retained earnings of the Company principally represent the accumulated earnings of its foreign subsidiaries. The ability of the Company to pay dividends is dependent on the transfer of accumulated earnings from these subsidiaries. The accumulated earnings available for distribution are calculated on a local statutory accounting basis and are determined after the establishment of any required legal result. At December 31, 1998, earnings of the Company`s foreign subsidiaries available for distribution totaled $400,000 (calculated on the basis of local statutory accounting). Since it is in the Company`s intention to indefinitely reinvest these earnings, no U.S. taxes have been provided. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.


          Common Stock

        The Company is authorized to issue up to 24,000,000 shares of Common Stock, $.001 par value per share, 2,785,270 of which are issued and outstanding. Authorized and issued shares have been restated for all periods presented to reflect a 1:1000 share split in September 1995 and a 1:1.47368 share split in November 1998. The holders of the Common Stock are entitled to receive dividends equally, when, as and if declared by the Board of Directors, out of funds legally available therefore.

        Subject to the rights that may be designated by the Board of Directors to the holders of any preferred stock, the holders of the Common Stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution. Shares of the Company's Common Stock do not have cumulative voting rights and vote as a class on all matters requiring stockholder approval. The shares of Common Stock are not redeemable and have no preemptive or similar rights.

        In July 1996 in connection  with the bridge loan private  placement (see
        Note 8), 147,368 shares of the Company's common stock were sold for an aggregate amount of $50,000 or $0.34 per share.

        In 1998, certain investors in the Company's bridge loans (see Note 8) requested that the loans be repaid and that the Company repurchase common shares issued to them. The common shares repurchased amounted to 14,730 shares at an approximate repurchase price of $0.20 per share. The repurchase price was negotiated between the Company and the investors. The repurchased shares have been cancelled.


        Preferred Stock

        The Company is authorized to issue 1,000,000 shares of "blank check" Preferred Stock par value $.001 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time, in one or more series, upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. There is no preferred stock outstanding.

        1998 Stock Option Plan

        The Company's 1998 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors and the Stockholders of the Company as of November 11, 1998.

        The Stock Option Plan provides for the granting of options to purchase up to 250,000 shares of the Company's Common Stock that are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the United States Internal Revenue Code or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Stock Option Plan to persons who, in the case of Incentive Stock Options, are employees (including officers) of the Company, or, in the case of Nonstatutory Stock Options, are employees including officers) or non-employee directors of the Company or consultants to the Company.

        The exercise price of all Incentive Stock Options granted under the Stock Option Plan must be at least equal to the fair market value of such shares on the date of the grant, or, in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Comon Stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000. If such amount exceeds $100,000, the board of Directors or the Committee may, when the Options are exercised and the shares transferred to an employee, designate those shares that will be treated as Incentive Stock Options and those that will be treated as Nonstatutory Stock Options.

        To date, no options under the Stock Option Plan have been granted.


    13.   Income taxes

        The Company's Norwegian and Swedish subsidiaries are taxed at the statutory tax rate 28% in both countries. A reconciliation between the statutory tax rate and the effective rate shown in the consolidated statement of operations is as follows:

                                                           December 31,
                                                      1998   1997   1996


Income tax based on statuory rate .................     73      1     31

Losses for which no tax benefit is recorded .......    146     76    149

Non-deductible expenses ...........................     25     38     45

Tax loss carry  forward ...........................   --     --      (29)

Income tax on continuing operations in statement of
    operations ....................................    244    115    196

Items giving rise to deferred tax assets (liabilities) were as follows:


                                   December 31,
                                 1998     1997
                                 (in thousands)
Deferred tax assets:

Tax loss carry forward ......     567      218
     Inventory ..............       9        6
         Other ..............       3        2

                                  579      226

Deferred tax liabilities:

Accounts receivable .........   $   1    $   3
       Pension ..............      68       91
Property, plant and equipment      46       44
         Other ..............      41       41

                                  156      179

Valuation allowance .........    (567)    (218)

Net deferred tax liabilities    $ 144    $ 171

               At December 31, 1998, the Company has approximately $2,000,000 in tax loss carryforwards. The amount has been fully reserved due to the uncertainty as to whether such amounts will be realized.

               Cash paid for taxes amounted to $137,000, $333,000 and $83,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

               No tax accrual for possible repatriation of dividends from foreign subsidiaries is provided for (see Note 12).

    14. Related party transactions

        Amounts borrowed from related parties are as follows:

                                                                    December 31,

Related party     Interest-   Maturity       Terms of repayment    1998   1997
                  rate        date        Principal     Interest   (in thousands)

NBD AS, Norway    12.0 %      July 1999   at maturity   year end      4    174
Bjorn Nysted      12.0 %      July 1999   at maturity   year end     15     22
Espen Nysted      12.0 %      July 1999   at maturity   year end     24     22
Olle Roy Larsen   10.0 %      July 1999   at maturity   year end     26     28
Goran Haggqvist   12.0 %      July 1999   at maturity               535     59

         Total                                                     $604   $305

        All interest rates are fixed.

        Bjorn Nysted is President of the Company's Norwegian subsidiary, Nortelco AS and a shareholder of the Company. NBD AS, Norway is a shareholder of the Company and is controlled by Bj0rn Nysted. Olle Roy Larsen and Espen Nysted are not shareholders but are relatives of Bjorn Nysted.

        Goran Haggqvist is Chairman of the Company's Board of Directors and a shareholder of the Company. As per December 31, 1997 only the note to Goran Haggqvist was classified as short term.

        In November 1995, Bjorn Nystedt, the beneficial owner of the remaining 20 % of Nortelco, agreed to transfer his 20% interest in Nortelco to the Company in exchange for 318 shares in the Company held by other shareholders of the Company. The transaction has been accounted for as a capital contribution in the amount of $445,000, the estimated fair value of the 20% interest in Nortelco. The excess of the fair value of $248,000 over the historical net assets was attributed to agency and distribution rights.

        In November 1995 Goran Haggqvist converted a $1,000,000 loan he made to the Company in exchange for 2,643,700 shares of the Company's common stock. The loan had no fixed maturity and did not provide for the payment of interest.

        In December 1998 the Company sold 100% of the common stock of Storebro to IDG. IDG is a Norwegian corporation and related party of the Company due to Bjorn Nysted's relation to IDG. If IDG sells Storebro prior to December 31, 1999, a contingent sales price of up to $263,000 will be payable by IDG. If no sale takes place no consideration will be given to the Company. IDG was founded in June 1998 by Bjorn Nysted. Bjorn Nysted did not own IDG at the time of the sale of Storebro, however he has an ownership interest in the company IDG was resold to, in addition he is a member of the Board of Directors of IDG.

    15. Segment information

        The Company operates in one industry segment, the purchase and distribution of electronic, electrical and audio-visual equipment. The Company`s revenues are generated in Scandinavia, principally Sweden and Norway. No single customer accounts for more than 10% of revenues.


    16. Earnings per share

               The following table sets forth the computation of basic and diluted earnings per share:

December 31,
1998 1997 1996

Numerator:

     Net income (loss) - numerator for basic and diluted                        $       15      $      (113)           $       (87)
     loss per share, continuing operations (in thousands)

     Net income (loss) - numerator for basic and diluted                        $   (1,000)      $      (41)            $      210
     loss per share, discontinued operations (in thousands)

  Denominator:
     Denominator for basic and diluted earnings per share -                      2,797,545        2,800,000              2,707,895
     weighted average shares

Basic and diluted income (loss) per share, ................                          0.00             (0.04)                 (0.03)
continuing operations

Basic and diluted income (loss) per share, ................                         (0.36)            (0.01)                  0.08
discontinued operations

Basic and diluted income (loss) per share, total ..........                         (0.36)            (0.05)                  0.05




    17. Recent Pronouncements

               The Financial Accounting Standards Board has issued Statement No. 133, "Accounting for Derivitive Instruments and Hedging Activities". The application of this statement will be effective for years beginning after June 15, 2000. The adoption of Statement No. 133 will not impact the Company as it does not currently engage in derivitive or hedging activites.

                          Nordic Equity Partners Corp.
                           Consolidated Balance Sheets

                                      March 31, December 31,

                                        1999        1998
                                   Note (Unaudited)
                                          (in thousands)
Assets

Current assets
Cash and cash equivalents ..........   $   221   $   543
Restricted cash and cash equivalents        88       146
Trade accounts receivable ..........     3,542     3,306
Other receivables ..................        60       137
Inventories ........................2    3,334     2,722
Prepaid expenses ...................       452       499
                                       -------   -------

Total current assets ...............     7,697     7,353
                                       -------   -------

Property, plant and equipment, net .     1,091     1,107
Prepaid pension expenses ...........       240       242
Agency and distribution rights .....     1,004     1,055
Other assets .......................         9        23
                                       -------   -------

Total assets .......................   $10,041   $ 9,780
                                       =======   =======

                          Nordic Equity Partners Corp.
                          Consolidated Balance Sheets

                                                       March 31,    December 31,
                                                          1999        1998
                                                     (Unaudited)
                                                           (in thousands)

Liabilities and Shareholders' Equity

Current liabilities
Short-term borrowings ...............................   $  2,176    $  2,151
Accounts payable ....................................      2,374       2,346
Witholding tax and other taxes payable ..............        977         860
Income taxes payable ................................        248         190
Prepayments from customers ..........................        859         275
Current portions of long-term debt ..................        211         193
Related party debt ..................................        497         604
Other currrent liabilities ..........................        102         439
                                                        --------    --------

Total current liabilities ...........................      7,444       7,058
                                                        --------    --------

Long-term liabilities
Long-term debt ......................................        475         536
Related party debt ..................................       --          --
Deferred income taxes ...............................        142         144
                                                        --------    --------

Total long term liabilities .........................        617         680
                                                        --------    --------

Total liabilities ...................................      8,061       7,738
                                                        --------    --------

Shareholders' equity
Common stock, 0.001 par value, 24,000,000 shares
authorized, 2,785,270 shares issued and outstanding,
at December 31, 1998 and March 31, 1999, respectively          3           3
Capital in excess of par value ......................      3,330       3,330
Retained earnings (accumulated deficit) .............       (896)       (887)
Other comprehensive income ..........................       (457)       (404)
                                                        --------    --------

Total shareholders' equity ..........................      1,980       2,042
                                                        --------    --------

Total liabilities and shareholders' equity ..........   $ 10,041    $  9,780
                                                        ========    ========

                          Nordic Equity Partners Corp.
           Consolidated Statements of Income and Comprehensive Income

                                             Three months ended March 31,

                                                    1999      1998
                                                     (Unaudited)

                                         (in thousands except per share amounts)

Net sales                                        $ 5,898    $ 5,031
Cost of goods sold ...........................     3,411      2,861
                                                 -------    -------

Gross profit .................................     2,487      2,170

Sales and marketing expenses .................       911        586
General and administrative expenses ..........     1,394      1,346
Amortization of agency and distribution rights        54         51
                                                 -------    -------

Income from operations .......................       128        187
                                                 -------    -------

Interest income ..............................         8          8
Interest expenses ............................       (88)       (98)
Net foreign exchange (losses) gains ..........         5       --
                                                 -------    -------

Income from continuing operations before taxes        53         97
                                                 -------    -------

Current income taxes .........................        62         70
Deferred income taxes ........................      --         --
                                                 -------    -------

Total taxes ..................................        62         70
                                                 -------    -------

Income (loss) from continuing operations .....        (9)        27
                                                 -------    -------

Discontinued operations:

Loss from discontinued operations ............      --           (9)
                                                 -------    -------

Net income (loss) ............................   $    (9)   $    18
                                                 -------    -------

Other comprehensive income:
Translation adjustments ......................       (53)       (91)
                                                 -------    -------

Comprehensive income (loss) ..................       (62)       (73)
                                                 =======    =======

Earnings per share:

Basic and diluted, continuing operations .....      0.00       0.01
Basic and diluted, discontinued operations ...      0.00       0.00
                                                 -------    -------

Basic and diluted, total .....................      0.00       0.01
                                                 =======    =======


                          Nordic Equity Partners Corp.
                     Consolidated Statements of Cash Flows

                                                              Three Months Ended March 31,

                                                                    1999        1998
                                                                       (Unaudited)
                                                                     (in thousands)
Cash flows from operations
Net income (loss) ..............................................$    (9)        $   18
Depreciation ...................................................     87             85
Amortization of agency and distribution rights .................     54             51
Changes in inventories .........................................   (677)          (716)
Changes in accounts receivable .................................   (314)           898
Changes in accounts payable ....................................     83           (301)
Changes in other assets and liabilities ........................    500             72
                                                                   ----           ----

Cash flows from operating activities ...........................   (276)           107
                                                                   ----           ----

Cash flows from investing activities
Purchases of equipment .........................................    (88)          (289)
Proceeds from disposal of other assets .........................     14             36
                                                                   ----           ----

Cash flows from investing activities ...........................    (74)          (253)
                                                                   ----           ----

Cash flows from financing activities
Proceeds fram bridge- and term loans ...........................     23            103
Payments on bridge- and term loans .............................    (63)          (103)
Net change in short term borrowings ............................    116           (182)
Proceeds from long-term debt ...................................    (48)           133
Payments on long term debt .....................................    --             (46)
                                                                   ----           ----

Cash flows from financing activities ...........................     28            (95)
                                                                   ----           ----
Net changes in cash and cash equivalents .......................   (322)          (241)
Cash and cash equivalents at beginning of year .................    543            547
                                                                   ----           ----

Cash and cash equivalents at end of year ....................... $  221         $  306
                                                                   ----           ----

                 Notes to the Consolidated Financial Statements
                          Nordic Equity Partners Corp.




Note 1.  General

        The accompanying unaudited consolidated financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1998 and reflect all adjustments consisting of normal recurring accruals which are, in the opinion of the management, necessary for a fair presentation of the financial position as of March 31, 1999 and the results of operations for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.


Note 2.  Inventory

        Inventory consists of finished goods for resale.


Note 3.  Share split

        In October  1998 the Board of  Directors  of the Company  declared a 1 :
        1.473 stock split, resulting in increase from 1,900,625 to 2,800,000 shares outstanding. References to number of shares, except shares authorized, and to per share information have been adjusted to reflect the stock split on a retroactive basis.


Prospective investors may rely only on the
Information contained in this prospectus.
We have not authorized any dealer,
Salesperson or any other person to provide
Prospective investors with information
or representations different from that
Contained in this prospectus. Prospective
Investors should not rely on any                                              1,232,570 Shares of Common Stock
Unauthorized information. This prospectus
Is not an offer to sell any security other
than the common 1,232,570 Shares of
Common stock offered by this
Prospectus, nor does this prospectus offer
To buy or sell any securities in any                                                    NORDIC EQUITY
Jurisdiction where it is unlawful. The                                                 PARTNERS CORP.
Information in this prospectus current as
of the date of this prospectus, regardless of
the time of delivery of this prospectus or
any sale of these securities.




                  TABLE OF CONTENTS


                                                 Page

Prospectus Summary..............................
Risk Factors....................................
Use of Proceeds.................................
Dilution........................................
Dividend Policy.................................
Capitalization..................................
Market for Securities...........................
Selected Financial Information..................
Management's Discussion and Analysis of
Financial Condition and Results of Operations...
History of the Company..........................
Business........................................
Management......................................
Principal Stockholders..........................
Selling Stockholders............................
Plan of Distribution............................                                         PROSPECTUS
Certain Transactions............................
Description of Securities.......................
Shares Eligible for Future Sale.................
Underwriting....................................
Legal Matters...................................
Experts.........................................
Index to Financial Statements................F-1


Until ___________, 1999 (25 days after the date of this                              MASON HILL & CO., INC.
prospectus), all dealers that buy, sell or trade these
securities, whether or not participating in this offering
may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when
acting as underwriters and with respect to their unsold
allotments or subscriptions.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The estimated expenses of this Offering all of which are to be paid by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC registration fee ..........   $     5,968.57
NASD filing fee ...............         2,532.24
NASDAQ listing and Filing fee .        10,000.00*
Printing and engraving expenses       100,000.00*
Accounting fees and expenses ..       150,000.00*
Legal fees and expenses .......       125,000.00*
Blue sky fees and expenses ....        60,000.00*
Transfer agent fees ...........         5,000.00*
Miscellaneous expenses ........        41,499.19*
                                      -----------
       Total ..................   $   500,000.00*

*  Estimated.

Item 14.  Indemnification of Directors and Officers

         In general, Section 145 of the Delaware General Corporation Law provides that persons who are officers or directors of a corporation may be indemnified by the corporation for acts performed in their capacities as such. The Registrant's By-Laws authorize indemnification in accordance with and to the extent permitted by said statute.

         Our   Certificate   of   Incorporation    and   By-Laws   provide   for
indemnification to the fullest extent permitted by law.

         Reference is also made to Section 8 of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, pursuant to which the underwriter has agreed to indemnify and hold harmless the company and its directors, officers and controlling persons against certain liabilities.

         Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Company is indemnified in any manner against any liability which he may incur in his capacity as such.

         Article SEVENTH of our Certificate of Incorporation provides as follows:

                  Directors of the corporation shall not be liable either to the corporation or its stockholders for monetary damages for breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived any improper personal benefit.

         Article X of our By-Laws provides as follows:

                  The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee or agent of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee or agent at the request of the Corporation or any predecessor of the Corporation.

Item 15.  Recent Sales of Unregistered Securities

         Except as set forth below, there were no sales of unregistered securities by the Registrant during the past three (3) years:

                  In July 1996, the Registrant issued an aggregate of 500,000 shares of common stock to a total of 2 private investors, who paid total gross consideration of $150,000. These transactions were exempt from registration under the Act, under Section 4(2) and Rule 506 of Regulation D of the Act as not involving a public offering. Mason Hill & Co., Inc. acted as placement agent for these issuances and received an aggregate of $19,500 in commissions (10%) and non-accountable expense allowances (3%). The recipients of all of the foregoing securities represented that such securities were being acquired for investment and not with a view to the distribution thereof. In addition, restrictive legends were placed on the certificates evidencing such securities. In May 1998, we repurchased such securities from the 2 private investors for a total consideration of $150,000.

                  In August 1996, we issued an aggregate of $950,000 principal amount ten percent (10%) promissory notes, and 100,000 shares of common stock to a total of 14 private investors, who paid total gross consideration of $1,000,000. These transactions were exempt from registration under the Act, under Section 4(2) and Rule 506 of Regulation D of the Act as not involving a public offering. Mason Hill & Co., Inc. acted as placement agent for these issuances and received an aggregate of $115,000 in commissions (10%) non-accountable expenses (1.5%). The recipients of all of the foregoing securities represented that such securities were being acquired for investment and not with a view to the distribution thereof. In addition, restrictive legends were placed on the certificates evidencing such securities. In November 1998, we repaid the principal amount of, and accrued interest on, the promissory note held by two of the investors in consideration for such investors agreeing to return their shares of common stock to NEPC, and we repaid the principal amount of, and accrued interest on, the promissory note held by a third investor. In addition, between September, 1998 and June 1999, we have repaid a portion of the principal amount of, and accrued interest on, the promissory note held by a fourth investor

Item 16.  Exhibits and Financial Statement Schedules

         (a)  Exhibits

  1.1         Form of Underwriting Agreement*
  1.2         Form of Selected Dealers Agreement*
  2.1         Agreement and Plan of Merger, dated as of May 15, 1995, by and between
              Sherman, Goelz and Associates and the Company**
  3.1         Amended and Restated Articles of Incorporation**
  3.2         By-Laws**
  4.1         Form of Underwriter's Warrant*
  4.2         Form of Financial Advisory and Investment Banking Agreement with the Underwriter*
  4.3         Form of Common stock Certificate*
  4.4         Intentionally Deleted
  4.4         Form of Promissory Note used for Private Placement**
  4.6         Intentionally Deleted
  5.1         Opinion of Sichenzia, Ross & Friedman LLP*
 10.1         Registrant's 1998 Stock Option Plan**
 10.2         Employment Agreement with Bjorn Nysted**
 10.3         Employment Agreement with Tore Strand**
 10.4         Consulting Agreement with Goran Haggqvist**
 10.5         Agreement dated May 12, 1994 by and between Universal Commodity
              Trading Group, S.A. and the Registrant, as amended**
 10.6         Stock Purchase Agreement dated May 16, 1994 by and between
              Ovington Investments Ltd. and the Registrant, as amended**
 16.1         Letter from McManus & Co.*
 21.1         List of Subsidiaries of the Registrant**
 23.1         Consent of Sichenzia, Ross & Friedman LLP (to be included in Exhibit 5.1)*
 23.2         Consent of Ernst & Young AS
 23.3         Consent of Komnaes & Huser ANS

 *  To be filed by Amendment.
 ** Previously filed

     All other schedules are omitted, as the required information is either inapplicable or presented in the financial statements or related notes.

Item 17.  Undertakings

               The Registrant hereby undertakes:

                    (1) To file,  during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                         (a) To  include  any  prospectus  required  by  Section
                    10(a)(3) of the Securities Act of 1933;

                         (b) To  reflect in the  prospectus  any facts or events
                    arising  after  the  effective  date  of  the   registration
                    statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (c) To include any material information with respect to
                    the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                    (5) The undersigned  registrant hereby undertakes to provide to the underwriters, at the closing, specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on the 28th day of July, 1999.


                                                    NORDIC EQUITY PARTNERS CORP.


                                                            By: /s/ BJORN NYSTED
                                                                    Bjorn Nysted
                                                                       President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:

                Signature                   Title                                                     Date

              /s/BJORN NYSTED               President and Director                                    July 28, 1999
               Bjorn Nysted

            /s/GORAN HAGGQVIST              Chairman of the Board                                     July 28, 1999
              Goran Haggqvist

              /s/TORE STRAND                Chief Financial Officer,                                  July 28, 1999
                Tore Strand                 Treasurer, and Secretary
                                            (Principal Accounting and
                                            Financial Officer)

             /s/ESPEN KOMNAES               Director                                                  July 28, 1999
               Espen Komnaes


                                  EXHIBIT INDEX

                                                                                               Sequentially
                                                                                               Exhibit Numbered
Number                     Description                                                         Page

  1.1                      Form of Underwriting Agreement*
  1.2                      Form of Selected Dealers Agreement*
  2.1                      Agreement and Plan of Merger, dated as of May 15, 1995,
                           by and between Sherman, Goelz and Associates and NEPC**
  3.1                      Amended and Restated Articles of Incorporation**
  3.2                      By-Laws**
  4.1                      Form of Underwriter's Warrant*
  4.2                      Form of Financial Advisory and Investment Banking**
                           Agreement with the Underwriter*
  4.3                      Form of Common Stock Certificate*
  4.4                      Intentionally Deleted
  4.5                      Form of Promissory Note used for Private Placement**
  4.6                      Intentionally Deleted
  5.1                      Opinion of Sichenzia, Ross & Friedman LLP*
 10.1                      Registrant's 1998 Stock Option Plan**
 10.2                      Employment Agreement with Bjorn Nysted**
 10.3                      Employment Agreement with Tore Strand**
 10.4                      Consulting Agreement with Goran Haggqvist**
 10.5                      Agreement dated May 12, 1994 by and between Universal
                           Commodity Trading Group, S.A. and the Registrant, as amended**
 10.6                      Stock Purchase Agreement dated May 16, 1994 by and
                           between Ovington Investments Ltd. and the Registrant, as amended**
 16.1                      Letter from McManus & Co.*
 21.1                      List of Subsidiaries of the Registrant**
 23.1                      Consent of Sichenzia, Ross & Friedman LLP (to be included in
                           Exhibit 5.1)*
 23.2                      Consent of Ernst & Young AS
 23.3                      Consent of Komnaes & Huser ANS

*  To be filed by Amendment.
** Previously filed.